SCHEDULE 14A INFORMATION STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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UNITED BANCORP, INC.
(Name of Registrant as Specified in its Charter)

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NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT

2009

P. O. Box 248, Tecumseh, MI 49286

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
APRIL 28, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of United Bancorp, Inc. will be held at the Downing Center, United Bank & Trust, 209 E. Russell Road, Tecumseh, Michigan, on Tuesday, April 28, 2009 at 4:30 p.m., local time, for the following purposes:

1.

To elect three directors constituting Class III of the Board of Directors, to serve for three years until the 2012 Annual Meeting of Shareholders and upon the election and qualification of their successors.

2.	To consider and approve an advisory proposal to approve the Company's executive compensation practices as disclosed in the Proxy Statement.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on February 27, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

The Federal Deposit Insurance Corporation (FDIC) requires state-chartered banks that are not members of the Federal Reserve System to prepare an annual disclosure statement that must be available to the public by March 31, 2009. A copy of the disclosure statement for either of the subsidiary banks of United Bancorp, Inc. may be obtained by contacting Randal J. Rabe at the address listed below.

You are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to be present, please promptly sign and date the enclosed Proxy and mail it in the return envelope, which is enclosed for that purpose. It will assist us in preparing for the Annual Meeting, and it is important that your shares be represented at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials For the Shareholder Meeting to Be Held on April 28, 2009. Our Proxy Statement and Annual Report are available at the principal executive offices of the Company, 205 E. Chicago Boulevard, Tecumseh, Michigan, 49286, or on our website, www.ubat.com.

BY ORDER OF THE BOARD OF DIRECTORS
March 30, 2009	Randal J. Rabe Executive Vice President and Chief Financial Officer

Post Office Box 248 • 205 East Chicago Boulevard • Tecumseh, Michigan 49286 • Phone 517.423.8373 • Fax 517.423.5041

2009 PROXY STATEMENT
Table of Contents

Introduction	1
Proposal 1 - Election of Directors	2
Proposal 2 - Non-Binding Vote on Executive Compensation	3
Directors and Executive Officers	3
Information Concerning Nominees and Incumbent Directors	3
Information Concerning Executive Officers	4
Communicating with the Board of Directors	5
Committees and Meetings of the Board of Directors	5
Audit Committee Report, Charter, and Independence	5
Compensation & Governance Committee	6
Compensation of Directors and Executive Officers	7
Compensation Discussion and Analysis	7
Compensation Committee Report	14
Compensation of Executive Officers	14
Compensation of Directors	20
Compensation Committee Interlocks and Insider Participation	22
Security Ownership of Certain Beneficial Owners	22
Security Ownership of Management	22
Directors, Executive Officers, Principal Shareholders and their Related Interests - Transactions with the Banks	23
Beneficial Ownership Reporting Compliance	24
Relationship With Independent Public Accountants	24
Other Matters	25
2008 Annual Report	A-1

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 28, 2009

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United Bancorp, Inc. (the "Company" or "UBI") of the accompanying Proxy to be used at the 2009 Annual Meeting of Shareholders of the Company and any adjournment or adjournments thereof. The Annual Meeting will be held on April 28, 2009 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

This Proxy Statement, Proxy Card and Notice of Annual Meeting will be mailed to shareholders on or after March 30, 2009. If you have elected to receive your Proxy Statement and Annual Report electronically, we will mail your Proxy Card by that same date, along with the address of the website where you may download and view your other materials. The mailing address of the principal executive offices of the Company is P. O. Box 248, Tecumseh, Michigan, 49286.

Only shareholders of record at the close of business on February 27, 2009 will be entitled to notice of and to vote at the Annual Meeting. On February 27, 2009, there were 5,052,573 shares of the Common Stock of the Company outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. The Common Stock constitutes the only voting security of the Company entitled to vote upon the proposals to be presented at the Annual Meeting.

Shares represented by properly executed Proxies received by the Company will be voted at the Annual Meeting in the manner specified therein. If no instructions are specified in the Proxy, the shares represented thereby will be voted in favor of the proposals presented at the Annual Meeting by the Board of Directors. Any Proxy may be revoked by the person giving it at any time prior to being voted, either by giving another Proxy bearing a later date or by notifying the Secretary of the Company, Randal J. Rabe, at the Company's principal executive offices, in writing of such revocation or by attending the Annual Meeting and voting in person.

The cost of soliciting Proxies will be borne by the Company. The solicitation of Proxies will be made primarily by mail. Officers and regular employees of the Company and its subsidiaries may also solicit proxies, personally and by telephone or other means, for which they will receive no additional compensation and at a minimal cost to the Company. Arrangements may also be made directly by the Company with banks, brokerage houses, custodians, nominees, and fiduciaries to forward soliciting matter to the beneficial owners of stock held of record by them and to obtain authorization for the execution of Proxies. The Company may reimburse such institutional holders for reasonable expenses incurred by them in connection therewith.

Any proposal (other than nomination of a director) by a shareholder of the Company, to be considered for inclusion in the Proxy Statement for the 2010 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received by Randal J. Rabe, Executive Vice President and Chief Financial Officer, at the principal executive offices of the Company by November 30, 2009. Any shareholder who intends to make a nomination of a director at the 2010 Annual Meeting must deliver a notice, by January 28, 2010 and in accordance with the other requirements set forth in our bylaws, to Randal J. Rabe, Executive Vice President and Chief Financial Officer, at the principal executive offices of the Company.

Planning to attend the meeting?

If your Company stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares "held in street name," and this Proxy Statement is being forwarded to you by your broker or nominee. Your name does not appear on the register of shareholders and, in order to be admitted to the meeting, you must bring a letter or account statement showing that you are the beneficial owner of the shares. You will not be able to vote at the meeting, and should instruct your broker or nominee how to vote on your behalf, unless you have a legal proxy from the shareholder of record appointing you as its proxy. If you have any questions about the meeting or require special assistance, please call Diane Skeels at (517) 423-1760.

PROPOSAL 1 - ELECTION OF DIRECTORS

In accordance with the Company's Articles of Incorporation and Bylaws, the Board of Directors is divided into three classes. Each year, on a rotating basis, the term of office of the Directors in one of the three classes will expire. Successors to the class of Directors whose terms have expired will be elected for a three-year term. The Directors whose terms expire at the 2009 Annual Meeting of Shareholders ("Class III Directors") are Joseph D. Butcko, Robert K. Chapman and Kathryn M. Mohr.

The Board of Directors has by resolution nominated three individuals for election as Class III Directors at the 2009 Annual Meeting of Shareholders, two of whom currently serve as Class III Directors. Directors Chapman and Mohr have been nominated for re-election. Director Butcko does not intend to stand for re-election to the Board of United Bancorp, Inc., but will continue to serve on the Board of Directors of United Bank & Trust - Washtenaw. The Board of Directors has by resolution nominated Norman G. Herbert as a Class III Director. Mr. Herbert was recommended as a director by the Company's Compensation and Governance Committee, which serves as the Company's nominating committee. The Committee knows of Mr. Herbert since he currently is a Director of United Bank & Trust - Washtenaw.

Those persons who are elected as Class III Directors at the 2009 Annual Meeting of Shareholders will hold office for three years, until their terms expire at the 2012 Annual Meeting of Shareholders and upon the election and qualification of their successors. If any of the nominees is unable to serve, the number of Directors to be elected at the Annual Meeting of Shareholders may be reduced by the number unable to serve or the proxies may vote the shares to elect any substitute nominee recommended by the Board of Directors.

Provided that a quorum is present (i.e., a majority of the shares of the Common Stock of the Company outstanding as of the record date and entitled to vote are represented, in person or by proxy, at the Annual Meeting), Directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast at the Annual Meeting. Thus, for this year, assuming the presence of a quorum, those nominees for election as Directors receiving the three highest number of votes will be elected, regardless of the number of votes which for any reason, including abstentions, broker non-votes or withholding of authority to vote, are not cast for the election of such nominees.

It is intended that the shares represented by Proxies in the accompanying form will be voted for the election of the three Board nominees unless a contrary direction is indicated. If any of the nominees should be unable to serve, which the Board does not contemplate, the Proxies may be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors of the Company recommends a vote
"FOR" the election of all three nominees as Directors

PROPOSAL 2 - NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Company believes that our executive compensation programs appropriately align executives' incentives with shareholder interests and are designed to attract and retain high quality executive talent. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and dialogue. In accordance with these beliefs and pursuant to statutory requirements related to the Company's participation in the U.S. Treasury's Capital Purchase Program, the Board of Directors has authorized an advisory shareholder vote on the Company's executive compensation.

This proposal (sometimes referred to as a "Say-on-Pay" proposal), gives you as a shareholder the opportunity to endorse or not endorse the compensation of our executives through the following resolution:

"Resolved, that the shareholders approve the Company's compensation of executives as disclosed in the Proxy Statement on pages 7 through 19 herein, including the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure."

By law, the vote is not binding upon the Board, and may not be construed as overruling a decision by the board or creating an additional fiduciary duty of the Board. However, the Compensation and Governance Committee will take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors of the Company recommends a vote "FOR" the approval of the compensation of the Company's executive officers as disclosed in this Proxy Statement.

DIRECTORS AND EXECUTIVE OFFICERS

INFORMATION CONCERNING NOMINEES AND INCUMBENT DIRECTORS
The following table discloses the name and age of each incumbent Director and Director Nominee, his or her five year business experience, and the year each became a Director of the Company.

NAME, AGE, AND FIVE YEAR BUSINESS EXPERIENCE	DIRECTOR SINCE
Director Nominees - Terms to Expire in 2012 (Class III)
Robert K. Chapman, age 65; President (since 2003) and Chief Executive Officer (since 2006) of the Company; President (2001-2005) and Chief Executive Officer (to December, 2007) of United Bank & Trust - Washtenaw ("UBTW")	2001

Norman G. Herbert, age 66; Independent financial consultant to Michigan Information Technology Center Foundation, Ann Arbor (since 2002) and Ann Arbor Public Schools Board of Education (since 2006). Director of UBTW since 2006.

N/A
Kathryn M. Mohr, age 46; Member, Robison, Curphey & O'Connell, Attorneys; Adrian and Monroe, MI and Toledo, OH; Director of United Bank & Trust ("UBT")	2003

NAME, AGE, AND FIVE YEAR BUSINESS EXPERIENCE	DIRECTOR SINCE
Incumbent Directors - Terms Expiring in 2010 (Class I)
James D. Buhr, age 61; Owner, J.D. Buhr & Company, LLC, corporate finance advisors, Ann Arbor, MI; Director of UBTW	2004
James C. Lawson, age 61; General Manager, Avery Oil & Propane, Tecumseh, MI; Director of UBT	1986
Donald J. Martin, age 69; President and Director, Martin's Home Center, hardware and furniture store, Tecumseh, MI; Director of UBT	1985
David E. Maxwell, age 69; Retired Executive Vice President and Chief Operating Officer, Brazeway, Inc., manufacturer of extruded aluminum tubing and related products, Adrian, MI; Director of Rima Manufacturing, Hudson, MI; Director of UBT	1986
Incumbent Directors - Terms Expiring in 2011 (Class II)
Stephanie H. Boyse, age 40; President (since 2001) and Chief Executive Officer (since 2006), Brazeway, Inc., manufacturer of extruded aluminum tubing and related products, Adrian, MI; Director of UBT	2008
John H. Foss, age 66; Director, La-Z-Boy Incorporated; Retired Director, Vice President, Treasurer and Chief Financial Officer, Tecumseh Products Company, manufacturer of compressors and refrigeration components, engines, and power train components, Tecumseh, MI; Director of UBT	1992
David S. Hickman, age 68; Chairman of the Company; Chief Executive Officer of the Company (1991 -2005); Tecumseh, MI; Chairman of the Board and Director of UBT; Director of UBTW (2001-2005)	1985

None of the Director nominees or incumbents, with the exception of John H. Foss, serves as a director of any other Company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such act, or any Company registered as an investment company under the Investment Company Act of 1940, as amended. Mr. Foss is a director of La-Z-Boy Incorporated. With the exception of Directors Hickman and Chapman, all Directors meet the Nasdaq standards for Director independence pursuant to Rule 4200(a)(15).

The Board of Directors reviewed transactions in 2008 with companies owned by Directors, for the purpose of determining whether those transactions impacted the independence of the Directors. The Company conducted transactions in the normal course of business with companies affiliated with Mr. Martin, Mr. Lawson and Ms. Mohr during 2008, none of which exceeded $30,000. The Board determined that these transactions did not impact the independence of these Directors.

INFORMATION CONCERNING EXECUTIVE OFFICERS
Following is a current listing of executive officers of the Company, setting forth the name, age, five year business experience, and year each became an executive officer of the Company. Officer appointments for the Company are made or reaffirmed annually at the Organizational Meeting of the Board of Directors. The Board may also designate executive officers at regular or special meetings of the Board.

NAME, AGE, AND FIVE YEAR BUSINESS EXPERIENCE	EXECUTIVE OFFICER SINCE
Robert K. Chapman, age 65; President (since 2003) and Chief Executive Officer (since 2006) of the Company; President (2001-2005) and Chief Executive Officer (to December, 2007) of UBTW; Director of UBTW and UBI.	2001
Randal J. Rabe, age 50; Executive Vice President (since 2003) and Chief Financial Officer (since December, 2007) of the Company; President (2003-2007) & Chief Executive Officer (2005-2007) and Director (2003-2007) of UBT	2003
Todd C. Clark, age 39; Executive Vice President of the Company (since 2006); President (since 2006) and Chief Executive Officer (since December, 2007) of UBTW; Director (since 2006) of UBTW; Executive Vice President (2001-2005) of UBTW	2005
Gary D. Haapala, age 45; Executive Vice President of the Company (since 2006); Executive Vice President - Wealth Management Group of UBT (since 2006). Regional Manager, Vice President, Private Client Group, Fifth Third Bank, East Lansing, MI (2003-2006)	2006
Joseph R. Williams, age 44; Executive Vice President of the Company (since December, 2007); President and Chief Executive Officer of UBT (since December, 2007); Executive Vice President - Community Banking of UBT (2003-2007)	2007

COMMUNICATING WITH THE BOARD OF DIRECTORS
Shareholders may communicate with the Board of Directors, its Committees or any member of the Board of Directors by sending a letter to David S. Hickman, Chairman of the Board, United Bancorp, Inc., P.O. Box 248, Tecumseh, Michigan 49286. All shareholder communications will be forwarded to the Board, the Committee or the Director as indicated in the letter. The Board of Directors reserves the right to revise this policy in the event that this process is abused, becomes unworkable or otherwise does not efficiently serve the purpose of the policy.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
During the year ended December 31, 2008, the Board of Directors of the Company met a total of nine times. Each of the Directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Board Committees of which he/she is a member. The Company has an Audit Committee and a Compensation & Governance Committee. The Compensation & Governance Committee also serves as nominating committee.

Audit Committee Report, Charter, and Independence
The Audit Committee consists of John H. Foss, David E. Maxwell and Joseph D. Butcko. The Audit Committee met five times during the year ended December 31, 2008. Each of the current members meets the requirements for independence set forth under the Sarbanes-Oxley Act and in Rule 4200(a)(15) of the listing standards of Nasdaq. While the Company is not subject to these standards, it has chosen to comply with them voluntarily. In addition, the Board of Directors determined that Mr. Foss has met the qualifications to be considered an "audit committee financial expert" as set forth under rules adopted by the Securities and Exchange Commission.

The Audit Committee has selected BKD LLP ("BKD") as its independent registered public accounting firm for 2009. BKD has served in that capacity since 2002. The services provided by BKD are limited by the Audit Committee to audit services and certain audit related and tax services.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company's website at www.ubat.com. The Board of Directors reviews and approves changes to the Audit Committee charter annually.

The Audit Committee is responsible for assisting the Board in its oversight responsibilities of the integrity of the company's financial statements and its system of internal controls. Management is responsible for the Company's financial statements and the financial reporting process, and for establishing and maintaining the Company's system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company's financial statements with U.S. generally accepted accounting principles.

The Audit Committee reports that with respect to the audit of the Company's consolidated financial statements for the year ended December 31, 2008 that are included in the Company's Annual Report to Shareholders:

•	The Audit Committee has reviewed and discussed the Company's 2008 audited consolidated financial statements with the Company's management.

•

The Audit Committee has discussed with its independent registered public accounting firm, BKD, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

The Audit Committee has received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD's communications with the Audit Committee concerning independence, and has discussed with BKD its independence.

Based on the review and the discussions referenced in the three paragraphs above, the Audit Committee recommended to the Board of Directors that the Company's 2008 audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Audit Committee
David E. Maxwell, Chairman
John H. Foss
Joseph D. Butcko

Compensation & Governance Committee
The Board of Directors of the Company has established a Compensation & Governance Committee ("Compensation Committee"), which addresses matters relating to employment, compensation, and management performance while maintaining appropriate interaction with its subsidiary bank boards. The Compensation Committee serves as the nominating committee for the Board of Directors of the Company. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company's website at www.ubat.com. The Compensation Committee also produces a report on executive officer compensation set forth below, under "Compensation Discussion and Analysis" as required by the Securities and Exchange Commission to be included in our proxy statement or annual report on Form 10-K.

The Compensation Committee recommends the compensation for executive officers and directors of the Company and the Banks. The chief executive officer of the Company provides input into the recommended compensation of the other executive officers to the Compensation Committee, but does not participate or deliberate in compensation decisions regarding his own compensation. The Committee also recommends targets for bonuses and profit sharing. The

Boards of Directors of the Company and the Banks have final authority over compensation of executives and the targets for bonuses and profit sharing. The Compensation Committee has sole authority to grant stock options to plan participants. The Board of the Company approves compensation levels for directors of the Company and for Directors of the Banks.

The Compensation Committee met six times during 2008, and is composed of the following Directors of the Company: James D. Buhr, John H. Foss, James C. Lawson and David E. Maxwell. All members of the Company's Compensation Committee meet the Nasdaq standards for independence of Rule 4200(a)(15). While the Company is not subject to these standards, it has chosen to comply with them voluntarily.

The Compensation Committee will consider shareholder nominations for candidates for membership on the Board when properly submitted in accordance with the Company's bylaws. The bylaws provide that no less than ninety days prior to the date of the Election Meeting in the case of an annual meeting, and not more than seven days following the date of notice of the meeting in the case of a special meeting, any shareholder who intends to make a nomination at the Election Meeting shall deliver a notice to the secretary of the Company setting forth (i) the name, age, business address and residence of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of each class and series of capital stock of the Company which are beneficially owned by each such nominee and (iv) such other information concerning each such nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee.

The Compensation Committee considers various potential candidates for director that may come to its attention through current board members, shareholders or other persons. The Compensation Committee will review and evaluate shareholder nominations in the same manner as it evaluates all other nominees. When considering and evaluating candidates for nomination to the Board, the Committee considers a number of factors. The Compensation Committee believes that a viable Board candidate should:

•	Be a shareholder of United Bancorp, Inc.

•	Be willing and able to devote full interest and attendance to the Board and its committees

•	Bring their financial business to the Company, including personal and business accounts

•	Lend credibility to the Company and enhance its image

•	Help develop business and promote the Company and its subsidiaries

•	Provide advice and counsel to the CEO

•	Maintain integrity and confidentiality at all times.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS
This discussion describes our compensation program primarily for the five named executive officers, namely, our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who earned more than $100,000 in 2008.

Compensation Philosophy and Objectives
Our executive compensation program is overseen by our Compensation Committee, which annually reviews and approves our compensation program, evaluates the performance of our chief executive officer and, with input from the chief executive officer, reviews the performance of the executives on our Management Committee in achieving our corporate objectives, and recommends their compensation to our Board of Directors for its approval. Although input from the chief executive officer is considered by the Compensation Committee and the Board, it is not given any disproportionate weight. The Compensation Committee and the Board have the final authority on compensation matters.

The Compensation Committee believes that our compensation programs should be designed to tie annual and long-term cash and stock incentives to achievement of measurable corporate, bank subsidiary and individual performance objectives, thereby aligning executives' incentives with shareholder value creation, and to attract and retain high quality executive talent. Accordingly, a substantial portion of our executives' overall compensation is tied to our financial performance (including our return on equity and net income). Our compensation philosophy is intended to compensate our executives with base salary targeted at the midrange of market competitive levels, while rewarding for outstanding bank performance with our performance based plans. If performance goals are achieved, they will result in above-average total compensation based on a market comparison.

In 2008, we did not meet our performance targets, and we did not pay management committee incentive compensation payments to our executive officers.

Compensation Process
In its process for deciding how to compensate our named executive officers, the Compensation Committee considers competitive market data. During the past three years, we have engaged the services of Rahmberg, Stover and Associates, LLC ("Rahmberg Stover") as consultants to help the Compensation Committee evaluate our executive compensation and to help select appropriate market data for comparison. Some of the resources used for comparison were the ABA Executive Compensation Standard Report, American Bankers Association Compensation Benefits Survey, BAI Bank Cash Compensation Survey, Crowe Chizek Financial Institutions Compensation Survey, Mercer Benchmark Database Human Resource Management, Michigan Bankers Association Compensation Survey and Watson Wyatt Benchmark Compensation Report for Financial Institutions.

Rahmberg Stover has assisted the Compensation Committee in evaluating the mix of cash and equity compensation for our executives. Based on Rahmberg Stover's recommendations and comparison to the market data they have provided, we believe that our mix of cash and equity compensation assuming the achievement of our performance goals is appropriate and is consistent with that of similar financial institutions.

The Compensation Committee also uses tally sheets prepared by our payroll department with respect to each of our named executive officers. Tally sheets include the dollar value of each component of the named executive officers' compensation, including current cash compensation, accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. The primary purpose of the tally sheets is to bring together in one place, all of the elements of compensation of our named executive officers so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of compensation. The Compensation Committee generally compares the information on the tally sheets, on an individual and aggregate basis, to the extent comparisons are available, to market data. In addition, such tallies are also used to determine internal equity conformance.

Based on our review of these broad databases and other publicly available information, we believe that our executive compensation is in line with our compensation philosophy as stated above.

In 2008, we continued to use Rahmberg Stover to help us evaluate non-cash compensation for executive officers. As a result of the work done by Rahmberg Stover, the Compensation Committee adopted changes for 2008 that provided for increased executive life insurance by changing from whole life to term life insurance. We also implemented changes in the Director Retainer Stock Plan, Senior Management Bonus Deferral Stock Plan and 2005 Stock Option Plan in order to maintain compliance with IRS Regulation 409A.

The Committee is considering future changes including the issuance of restricted stock in addition to stock options. It is intended that any such change will not materially increase the total cost of equity grants to the named executive officers or the total premiums paid for the benefit of the named executive officers. Any restricted stock issued would be subject to approval of a new equity plan by our shareholders. The changes are intended to increase our ability to attract and retain executives.

In 2008, the Compensation Committee continued to evaluate the recommendations of Rahmberg Stover, and no other changes recommended by Rahmberg Stover were made relating to 2008 compensation.

Targets and Peer Data
The Compensation Committee has the authority to set targets at other than those contained in the current year Board-approved financial plan, but has not done so for 2008. The Compensation Committee has utilized comparison to a number of peer groups for the purpose of ranking our financial performance with peers in order to validate our performance targets. However, these peer groups were not used specifically to compare our compensation practices and levels to peer banks.

Limitations on Executive Compensation
The Company has participated in the United States Department of the Treasury's ("Treasury") Capital Purchase Program ("CPP") effective January, 2009. Treasury implemented the CPP under the Emergency Economic Stabilization Act of 2008. The Company made immaterial, technical amendments to certain employment agreements and plans with the Corporation's executive officers to comply with the limits on executive compensation as required by the CPP and the Emergency Economic Stabilization Act of 2008 as that Act existed at the time of the Company's participation in the CPP.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the "Recovery Act"), which significantly amended the executive compensation requirements for all CPP participants. The Recovery Act requires the Secretary of the Treasury to establish standards that prohibit the following practices:

•	making any payments (other than accrued wages and benefits) to senior executive officers and the five most highly-compensated employees upon departure from United for any reason;

•	paying or accruing any bonus, retention award or incentive compensation to our highest-compensated employee (subject to certain exceptions); and

•	using any compensation plan that would encourage earnings manipulation to enhance the compensation of any employee.

As of the printing of this Proxy Statement, Treasury has not established the standards required by the Recovery Act or otherwise issued guidance regarding compliance with the Recovery Act. Therefore, the Company cannot determine at this time what effect these regulations will have on the Company's compensation policies, programs and practices, or the decisions of the Compensation Committee. The Company's Board of Directors and management are carefully monitoring regulatory developments with respect to the Recovery Act and will comply with any rules or guidance issued by Treasury or the SEC.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies participating in the CPP for taxable compensation in excess of $500,000 paid to their chief executive officer or certain other highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. We consider the impact of Section 162(m) when structuring the performance based portion of our Executive Compensation, but Section 162(m) is not a dispositive consideration. We do not expect any compensation to be non-deductible because of Section 162(m) in 2009.

Compensation Components
The key components of our executive compensation program consist of a base salary and participation in various performance-based compensation plans including our Management Committee Bonus Plan, Senior Management Bonus Deferral Stock Plan, Stakeholder Bonus Plan, 401(k) Plan, and our 2005 stock option plan. Base salary and bonus comprise a substantial portion of our executives' total compensation. Our executives can defer cash base salary and bonus payments and invest in our common stock through our 401(k) plan and Senior Management Bonus Deferral Stock Plan. Our executives also invest in our common stock through our stock option plan. In addition, we enter into one-year employment agreements with our executive officers that provide for severance compensation in the event of termination other than for cause during the term of the agreement and/or following a change in control during the term of the agreement.

Base Salary
We use the base salary portion of compensation to attract and retain executive officers near the midpoint of market rates, and rely on our performance-based plans to reward for performance. The Company generally hires executive officers at market rates necessary to attract talent. Raises and salary adjustments for existing executive officers are provided primarily to allow us to retain our existing talent.

Management Committee Bonus Plan
The named executive officers participate in the Management Committee Bonus Plan. Under the plan, a participant is paid a percentage of his or her base salary based on the achievement of corporate, bank and/or individual performance objectives. Bonuses under the plan are based all or in part on our achieving a target return on equity as established annually by the Board of Directors. We believe that return on average equity is the most appropriate measure of financial performance. For 2008, our target return on average equity was 12.22%.

The Management Committee Bonus Plan is divided into groups, each with differing payout levels based on a percentage of base salary. The table below details the range of minimum, target and maximum thresholds and payouts for each group of the plan, relating to the named executive officers.

	NO BONUS IS EARNED IF PERFORMANCE IS BELOW:	BONUS EARNED AT MINIMUM THRESHOLD (1)	BONUS EARNED AT 100% OF TARGET	MAXIMUM BONUS THAT CAN BE EARNED	MAXIMUM BONUS IS EARNED AT OR ABOVE:
Group 1	85% of target	18.75%	45%	90%	125% of target
Group 2	85% of target	15.30%	35%	70%	125% of target
Group 3	85% for ROE; 80% for individual objectives	13.15%	30%	60%	125% of target
(1)

For any specific participant, the minimum threshold is applied to each of their individual targets, and may result in a total bonus payout of less than the minimum threshold as a percent of total salary.

The table below details the respective named executive officers in each group, the group within the plan that each participates in, the basis upon which the bonus is determined, and the payout percentages for calendar year 2008. Targets were not achieved in 2008, and as a result, no Management Committee Bonus incentive compensation was paid to any of the executive officers.

EXECUTIVE OFFICER	GROUP	BASED ON:	2008 PAYOUT
Chapman	1	Target ROE (100%)	0%
Rabe	2	Target ROE (100%)	0%
Clark	2	Target ROE (65%) and achievement of target earnings levels (35%)	0%
Haapala	2	Target ROE (65%) and achievement of target earnings levels (35%)	0%
Williams	2	Target ROE (65%) and achievement of target earnings levels (35%)	0%

Targets for 2008 for the CEO and the CFO were based 100% on ROE, as they have responsibilities with regard to the overall performance of the Company. Individual objectives for Mr. Clark and Mr. Williams were based on achievement of target net income levels for the respective banks of which they were President in 2008. Those target amounts were $2.726 million and $6.819 million, respectively. Individual objectives for Mr. Haapala were based on achieving target pre-tax profit contribution of $1.734 million for the Wealth Management Group of the Company.

Under the Senior Management Bonus Deferral Stock Plan adopted in 1996, participating officers are eligible to elect cash bonus deferrals and, after employment termination, to receive payment in the form of shares of Company stock. During 2008, none of the named executive officers received bonuses eligible to be deferred under the plan, and only one named executive officer has a balance in the deferred bonus plan.

Stakeholder Bonus Plan
Executive officers and all other full-time non-commissioned employees of our Company participate in our Stakeholder Bonus Plan. Payouts from the plan are based on target net income for the Company as established annually by our Board of Directors. All participants are paid at the same percentage level. If we reach our target, eligible co-workers receive a percentage of their base salary in the form of cash bonuses. No payouts are made if the Company falls below 80% of target, and maximum bonuses of 20% are paid if the Company exceeds its net income target by 15%. The share of profits distributed to Stakeholder Bonus Plan participants is structured to provide awards consistent with the increase in profits as measured by net income, and is subject to change annually upon the recommendation of the Compensation Committee and the approval of the Board of Directors. For 2008, our payout at target net income of $9.04 million would have been 8% of base salary. Payouts are made quarterly based on year to date performance, and small payouts were made during the first quarter of 2008. As we did not meet 80% of our target, there was no payout for the balance of 2008. The target payout for the Stakeholder bonus plan is not based on comparison to other companies, but is set annually by the

Board at the levels we believe necessary to provide incentives for our staff to meet or exceed our annual financial plan.

401(k) Plan
Under our 401(k) plan, executives and other participants may defer a portion of their compensation, and the Company provides a match of up to 3% of their salaries, subject to IRS regulations. For 2009 that figure will become 4%, as a result of safe harbor provisions for the plan that were adopted in 2008. All participants have the opportunity to invest the match portion of the Company's contribution in UBI stock.

It is our belief that our executives and co-workers are motivated and aware that efforts to improve our bottom line improve their individual compensation. In addition to the match contributions described above, the plan includes a profit-sharing feature based on achievement of a net income target as established annually by the Board of Directors. Our minimum profit sharing contribution to the 401(k) for 2008 is 2% of eligible salary. If we achieved our net income target, we would have contributed 5% of the participant's salary into his or her 401(k). If we exceeded our target, we could contribute up to 8% of salary to his or her 401(k). Profit sharing contributions for 2008 were at the minimum level of 2%. For 2009, the minimum profit sharing contribution will be 1% of salary.

Stock Options
We believe that our long-term interests are best advanced by aligning the interest of our executives and non-executives with the interests of our shareholders. Accordingly, in addition to issuing common stock under our Senior Management Bonus Deferral Stock Plan, we make options available to our executives pursuant to our 2005 stock option plan, which was adopted by our shareholders at the 2004 annual meeting. Previously, options were granted under our 1999 stock option plan. While options under the 1999 plan are currently outstanding, they may no longer be granted under the 1999 stock option plan. Options under our stock option plans are non-qualified stock options granted at the then-current market price at the time the option is granted. The options have three-year vesting periods and with certain exceptions, expire at the end of ten years from the date of grant, three years after retirement or ninety days after separation from the Company for reasons other than retirement.

Our options are awarded by our Compensation Committee, which administers the stock option plans. Option grants for any certain year are generally determined by evaluating the number of option grants available under the plan, divided by the number of years remaining in the plan. The Committee allocates some or all of the options available for the year to eligible participants, based on a number of factors, including the relative rank of the executive within our Company and his or her specific contributions to the success of the Company for the prior year. We believe the options serve to enhance shareholder value by aligning the interest of our executives with those of the shareholders and also by acting to retain our executives through the vesting of the options.

The Company's stock option plan does not specify when options are granted, and annual options are granted by the Compensation Committee in February of each year following release of year-end earnings. In addition, in the event a new officer is hired during the year, a grant may be made at the time of his or her commencement of employment. The Committee does not time the grant of stock options to take advantage of material non-public information, or time the release of material non-public information to increase the value of option grants.

The exercise price of substantially all options granted is higher than the Company's current stock price, and accordingly, unless the stock price significantly improves, the ability of those options to assist in retention of our executives may not be realized. Accordingly, as noted, the Compensation Committee is weighing the recommendation of Rahmberg Stover to issue restricted stock in addition to stock options. Again, however, any grant of restricted stock will be subject to shareholder approval of a new equity compensation plan. As noted, future awards will continue to include stock options since we still believe that options, in addition to restricted stock, align the interests of our executives with those of our shareholders and help to incentivize our executives to perform and increase the value of our shares.

Severance Arrangements
Each executive officer enters into a one year employment agreement with the Company. As part of our goal to attract and retain our executives, such employment agreements provide that unless an employee is terminated for cause (which is defined), in the event we terminate the executive officer during the term of the one year agreement, the executive officer will receive his or her regular salary and benefits for a period of six months (subject to the restrictions set forth in the Recovery Act, as discussed above). This continuation of salary and benefits ceases, however, if the executive officer secures any employment before the end of such six-month period. In addition, if there is a change in control (as defined) and either we terminate the executive within twelve months from such change in control other than for cause or the executive terminates for any reason, we shall pay the executive for twelve months thereafter his or her base salary and benefits. The purpose of the severance arrangements is to minimize the uncertainty and distraction caused by the current climate of bank acquisitions, and to allow our executive officers to focus on performance by providing transition assistance if we are acquired or there is a change in control.

Additional information regarding compensation and benefits payable to the officers on termination of employment under the terms of the employment agreements is included below under the heading "Potential Payments Upon Termination or Change In Control."

Inter-Relationship of Elements of Compensation Packages
The various elements of the compensation package are not inter-related. There is no significant interplay of the various elements of total compensation between each other. While the Compensation Committee may recommend, and the Board has discretion to make exceptions to any compensation or bonus payouts under existing plans, the Compensation Committee has not recommended, and the Board has not approved, any exceptions to the plans with regard to any executive officer.

Other Information
We believe that stock ownership by our executive officers is the clearest, most direct way to align their interests with those of our stockholders and that, by holding an equity position in the Company, officers demonstrate their commitment to and belief in the long-term profitability of the Company. Accordingly, guidelines for stock ownership by executive officers were adopted in 2008. Most of the executive officers own common stock and options to purchase common stock pursuant to our 2005 stock option plan and our 1999 stock option plan. We currently have no policies regarding hedging the economic risk of any ownership of our common stock.

As a condition to participation in the CPP, we are required to recover from any named executive officer and any of the next twenty highest-compensated employees any bonus or incentive compensation paid to such named executive officer if the financial statement or payment method on which the payment was based later proves to be materially inaccurate. Each named executive officer has consented to provisions which require him to repay any such amount. This obligation will continue for as long as the U.S. Treasury holds a debt or equity position in the Company. It is anticipated that actions to be taken under such circumstances would be determined by the Compensation Committee. We offer minor perquisites to some executive officers, none of which have an annual aggregate incremental value to us of more than $10,000 per executive.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing "Compensation Discussion and Analysis" section with Company management. Based on our review and discussion with management, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" section be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2008.

The Compensation Committee certifies that it has reviewed with senior risk officers the incentive compensation arrangements of the Company's senior executive officers and has made reasonable efforts to ensure that such arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the Company.

Submitted by the Compensation & Governance Committee
James D. Buhr, Chairman
John H. Foss
James C. Lawson
David E. Maxwell

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

COMPENSATION OF EXECUTIVE OFFICERS
The following table sets forth the total compensation awarded to, earned by, or paid during 2008, 2007 and 2006 to our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers other than the CEO and CFO whose total compensation for 2008 exceeded $100,000.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY (1)	BONUS (2)	OPTION AWARDS (3)	NON-EQUITY INCENTIVE COMP (4)	ALL OTHER COMPEN- SATION (4)	TOTAL COMPEN- SATION
Robert K. Chapman, President and Chief Executive Officer	2008 2007 2006	$257,308 250,000 250,000	$ - - -	$ 15,012 18,222 17,645	$ 7,333 5,269 141,870	$ 17,400 17,850 17,700	$297,053 291,341 427,215
Randal J. Rabe, Executive Vice President & Chief Financial Officer	2008 2007 2006	$190,000 190,000 190,000	$ - - -	$ 8,340 12,861 13,264	$ 5,919 5,085 99,931	$ 9,425 9,470 9,580	$213,684 217,416 312,775
Todd C. Clark, Executive Vice President	2008 2007 2006	$192,308 170,000 170,000	$ - - -	$ 10,425 12,825 11,244	$ 5,909 5,023 79,402	$ 8,019 7,700 7,787	$216,661 195,548 268,433
Gary D. Haapala, Executive Vice President (5)	2008 2007	$172,846 167,000	$ - 15,000	$ 8,340 12,082	$ 5,666 22,185	$ 7,935 11,119	$194,787 227,386
Joseph R. Williams, Executive Vice President (6)	2008 2007	$160,000 136,065	$ - -	$ 6,255 12,082	$ 5,125 10,994	$ 7,425 7,832	$178,805 166,973

(1)

Generally, we believe that our executives' base salary should be set at mid-level market competitive levels. Base salaries are reviewed annually and are compared to several databases and public information, and adjusted from time to time. Salary amounts include amounts deferred under the Company's 401(k) plan.

(2)	Includes signing bonus paid to Mr. Haapala, a portion of which was paid in 2006, with the balance paid in 2007.
(3)

The amounts listed reflect the portion of the fair value of option grants that represent earned compensation for the year listed on the same basis as included in the Company's financial statements. Value of stock options granted is based on "Grant Date Present Value" as calculated using a Black-Scholes option pricing model. The number of shares granted for each option is adjusted in accordance with the Company's stock option plans to reflect stock dividends issued. Further information regarding option valuation is contained in Note 16 of the Notes to Consolidated Financial Statements.

(4)

The awards listed above as "Non-Equity Incentive Compensation" includes amounts paid under the Management Committee Bonus Plan, the Stakeholder Bonus Plan and as a profit-sharing contribution under the Company's 401(k) plan as further described in the "Compensation Discussion and Analysis" section of this Proxy Statement. Amounts listed above under "All other Compensation" include matching contributions made by us under our 401(k) plan and life insurance premiums paid by the Company for the benefit of the executives. Detail is shown in the table below.

(5)	Mr. Haapala joined United in 2006 and became an executive officer of the Company in 2007.
(6)	Mr. Williams became an executive officer of the Company in 2007.

NAME	YEAR	MANAGE- MENT COMMITTEE BONUS	STAKE- HOLDER BONUS	401(k) PROFIT SHARING	TOTAL NON- EQUITY INCENTIVE PAY	401(k) MATCH CONTRIBU- TIONS (a)	LIFE INSURANCE PREMIUMS	TOTAL OTHER COMPEN- SATION
Chapman	2008 2007 2006	$ - - 102,672	$ 2,733 769 24,700	$ 4,600 4,500 14,498	$ 7,333 5,269 141,870	$ 6,900 6,750 6,600	$ 10,500 11,100 11,100	$ 17,400 17,850 17,700
Rabe	2008 2007 2006	$ - - 66,661	$ 2,077 585 18,772	$ 3,842 4,500 14,498	$ 5,919 5,085 99,931	$ 5,700 5,700 5,810	$ 3,725 3,770 3,770	$ 9,425 9,470 9,580
Clark	2008 2007 2006	$ - - 48,108	$ 2,022 523 16,796	$ 3,887 4,500 14,498	$ 5,909 5,023 79,402	$ 5,769 5,100 5,187	$ 2,250 2,600 2,600	$ 8,019 7,700 7,787
Haapala	2008 2007	$ - 17,366	$ 1,825 514	$ 3,841 4,305	$ 5,666 22,185	$ 5,185 5,010	$ 2,750 6,109	$ 7,935 11,119
Williams	2008 2007	$ - 7,053	$1,749 414	$ 3,376 3,527	$ 5,125 10,994	$ 4,800 4,082	$ 2,625 3,750	$ 7,425 7,832
(a)	We match a maximum of 3% of our executives' salaries.

Employment Contracts
Each year, we enter into one-year employment agreements with our executive officers. We utilize one-year contracts instead of long-term contracts to retain flexibility in our hiring, selection and retention process. We have found that one-year contracts allow us to change performance and other requirements and have not prevented us from retaining our quality executive officers. Contracts for 2008 expire on April 1, 2009. Terms of the contracts will be disclosed when announced.

Except for the differences in base salaries and annual bonuses and the fact that some of the agreements are with the Company and some are with the Banks, the agreements are substantially identical. Under the terms of the contracts that were in effect for 2008, changes may be made to an executive officer's salary and bonus during the term of the contract, but only if agreed to by us and the executive officer. Under the agreement, each of our executive officers participates in our 2005 stock option plan and our Management Committee Bonus Plan. If the agreement is terminated for cause, compensation and benefits will be paid to the executive officer only to the date of termination.

We may also suspend the executive officer during the pendency of any criminal charges or criticism by a regulatory agency for regulatory violations. For any termination other than relating to a change in control, including repeated failures to meet our goals and objectives which we establish from time to time, the executive officer shall continue to receive his compensation and benefits for a period of six months unless he has secured employment before the end of the six month period (subject to the restrictions set forth in the Recovery Act, as discussed above). If there is a change in control (including a merger, sale of substantially all of our assets, approval of our liquidation or any person acquires 25% or more of our outstanding securities) and within twelve months of such change in control the executive officer resigns or is terminated other than for cause, he shall receive his salary and benefits for twelve months thereafter. Under the agreement, the executive officer must keep information about us confidential during and following employment with us.

In addition, each executive officer agrees not to compete in the financial services industry within the counties of Lenawee and/or Washtenaw and not to solicit our employees and customers during and for a one-year period following termination and agrees that all disputes under the agreement will be resolved by binding arbitration in the event of a dispute.

Grants of Plan-Based Awards
Payment under Non-Equity Incentive Plans - Payments under non-equity incentive plans include payments from the Management Committee Bonus Plan and the Stakeholder Bonus Plan as described above in the "Compensation Discussion and Analysis" section of this Proxy Statement. Under the Management Committee Bonus Plan, an executive is paid a percentage of his base salary based on the achievement of corporate, bank and/or individual performance objectives. All the executives' bonuses are based all or in part on our achieving a target return on equity as established annually by the Board of Directors.

Under the Stakeholder Bonus Plan, payouts are based on target net income for the Company as established annually by the Board of Directors. The plan is described above in the "Compensation Discussion and Analysis" section of this Proxy Statement.

Under our 401(k) plan, we include a profit sharing feature based on achievement of the 2008 net income target as established by the Board of Directors. Based on our 2008 net income, we contributed 2.0% of our executives' salaries to their 401(k) in addition to our matching contributions referenced in note (4)(a) to the Summary Compensation Table above.

Grants of Equity-Based Awards - We currently grant options under our 2005 stock option plan. Previously, options were granted under our 1999 stock option plan. Options granted under the 1999 plan and not exercised are still outstanding, but no new options may be granted under the 1999 plan.

We believe that our long-term interests are best advanced by our stock option plans by aligning the interest of our executive officers with the interests of our shareholders. Options under our 2005 stock option plan are granted at the then-current market price at the time the option is granted. The options have a three-year vesting period and with certain exceptions, expire at the end of ten years from the date of grant, or three years after retirement. Options granted under our plans are non-qualified stock options as defined under the Internal Revenue Code.

Options are granted by our Compensation Committee, which administers the Plan. Annual options are granted in the first or second quarter each year following release of year-end earnings. In addition, in the event a new officer is hired during the year, a grant may be made by the Compensation Committee at the time of his or her commencement of employment. In addition, the Compensation Committee has the authority to grant options at any time at its discretion.

The Compensation Committee determines which executives will be awarded options based on a number of criteria including the relative rank of the executive within our Company and his or her specific contributions to the success of the Company for the prior year. See the "Compensation Discussion and Analysis" section for additional detail. We believe the options serve to enhance shareholder value by aligning the interest of our executives with those of the shareholders and also by acting to retain our executives through the vesting of the options.

The following table sets forth information concerning award grants to the named executive officers of the Company during 2008. While the table lists estimated possible payouts under non-equity incentive plans, no awards were paid to the named officers in 2008 under the Company's Management Committee Bonus Plan, as noted above in the Summary Compensation Table.

GRANTS IN 2008 OF PLAN-BASED AWARDS

NAME AND AWARD TYPE		ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			GRANT DATE (3)	# SHARES UNDERLYING OPTIONS GRANTED (3)	EXERCISE PRICE (4)	GRANT DATE FAIR VALUE (5)
		THRESHOLD (2)	TARGET	MAXIMUM
Chapman	MC Bonus Stakeholder Total	$ 48,750 2,600 51,350	$117,000 23,400 140,400	$ 234,000 52,000 286,000	02/15/08	7,200	$19.75	$ 15,012
Rabe	MC Bonus Stakeholder Total	$ 29,070 1,900 30,970	$ 66,500 17,100 83,600	$ 133,000 38,000 171,000	02/15/08	4,000	$19.75	$ 8,340
Clark	MC Bonus Stakeholder Total	$ 29,835 1,950 31,785	$ 68,250 17,550 85,800	$ 136,500 39,000 175,500	02/15/08	5,000	$19.75	$ 10,425
Haapala	MC Bonus Stakeholder Total	$ 26,775 1,750 28,525	$ 61,250 15,750 77,000	$ 122,500 35,000 157,500	02/15/08	4,000	$19.75	$ 8,340
Williams	MC Bonus Stakeholder Total	$ 24,480 1,600 26,080	$ 56,000 14,400 70,400	$ 112,000 32,000 144,000	02/15/08	3,000	$19.75	$ 6,255
(1)

These awards relate to the Management Committee Bonus Plan and the Stakeholder Bonus Plan. The table shows the potential amounts which could have been earned in 2008 if the performance goals were achieved at the minimum threshold, 100% of target and at maximum bonus. The Management Committee Bonus Plan and Stakeholder Bonus Plan are further described above in the "Compensation and Discussion Analysis" section of this Proxy Statement. The actual payments from these awards are included in Note 4 to the "Summary Compensation Table."

(2)	For any specific participant, the minimum threshold percentage is applied to each of their individual targets, and may result in a total bonus payout of less than the threshold shown above.
(3)	Reflects stock option grants awarded under the Company's 2005 Stock Option Plan.
(4)	The per-share exercise price of each option is equal to the market value of the common stock on the date each option was granted.
(5)

The amount shown in this column represents full grant-date fair value. Value of stock options granted is based on "Grant Date Present Value" as calculated using a Black-Scholes option pricing model. Amounts are calculated as required by SFAS 123R. Further information regarding option valuation is contained in Note 16 of the Notes to Consolidated Financial Statements.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2008

The following table provides information as of December 31, 2008 regarding the Company's stock based awards under the Company's Stock Option Plans. The exercise price of all of the options shown below is higher than the Company's current stock price, and accordingly, the options cannot be exercised profitably at this time. All shares issuable under the Senior Management Bonus Deferral Stock Plan are fully vested, and are not included in the table below. There were no other outstanding equity awards.

NAME	GRANT DATE (1)	# OF SHARES UNDERLYING UNEXERCISED OPTIONS AT YEAR END (2)		OPTION EXERCISE PRICE (2)	OPTION EXPIRATION DATE
		EXERCISABLE	UNEXERCISABLE
Robert K. Chapman	01/09/02	4,135	--	$19.98	01/09/12
	01/10/03	5,348	--	22.21	01/10/13
	01/09/04	5,788	--	27.21	01/09/14
	01/03/05	5,512	--	30.39	01/03/15
	01/03/06	3,881	1,999	29.52	01/03/16
	01/02/07	1,980	4,020	22.50	01/02/17
	02/15/08	--	7,200	19.75	02/15/18
Randal J. Rabe	02/17/03	2	--	$23.04	02/17/13
	01/09/04	4,631	--	27.21	01/09/14
	01/03/05	4,410	--	30.39	01/03/15
	01/03/06	2,633	1,357	29.52	01/03/16
	01/02/07	1,254	2,546	22.50	01/02/17
	02/15/08	--	4,000	19.75	02/15/18
Todd C. Clark	01/10/01	2	--	$18.66	01/10/11
	01/10/03	992	--	22.21	01/10/13
	01/09/04	2,018	--	27.21	01/09/14
	01/03/05	3,528	--	30.39	01/03/15
	01/03/06	2,772	1,428	29.52	01/03/16
	01/02/07	1,518	3,082	22.50	01/02/17
	02/15/08	--	5,000	19.75	02/15/18
Gary D. Haapala	09/06/06	1,340	660	$22.75	09/06/16
	01/02/07	660	1,340	22.50	01/02/17
	02/15/08	--	4,000	19.75	02/15/18
Joseph R. Williams	06/02/03	2,315	--	$25.92	06/02/13
	01/09/04	1,157	--	27.21	01/09/14
	01/03/05	1,544	--	30.39	01/03/15
	01/03/06	1,040	535	29.52	01/03/16
	01/02/07	660	1,340	22.50	01/02/17
	02/15/08	--	3,000	19.75	02/15/18
(1)	Option grants are fully vested at the end of the first three years following the grant date; 33% per year at the end of each of the first two years and 34% at the end of the third year.
(2)	The number of shares granted and the exercise price for each option is adjusted in accordance with the Company's stock option plans to reflect stock dividends paid.

OPTION EXERCISES AND STOCK VESTING IN 2008

During 2008, no options under the Company's stock option plans were exercised by the named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS AS OF 12/31/08	(B) WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (1)	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity compensation plans approved by security holders
Stock Option Plans	353,861	$ 24.93	134,806
Director Retainer	73,832	7.55	76,168
Deferred Bonus	8,615	7.55	21,385
Total	436,308	$ 21.65	232,359
(1)

Shares represented by the Director Retainer Stock Plan and the Senior Management Bonus Deferral Stock Plan are shown at the market closing price of the common stock of the Company on December 31, 2008.

Potential Payments Upon Termination or Change of Control.
As discussed in the Compensation Discussion & Analysis section of this Proxy Statement, the Recovery Act directs the Secretary of the Treasury to establish standards that would prohibit the Company from making payments (other than accrued wages and benefits) to any named executive officer who departs the Company for any reason for as long as Treasury owns an equity position in United. Treasury has not yet established such standards. Therefore, the following analysis does not take into account the provisions of the Recovery Act, which may prohibit some or all of the payments discussed in this section.

The company has entered into employment agreements with each of the named executive officers. For any termination other than for cause, by mutual agreement, or relating to a change in control, the executive officer shall continue to receive his compensation and benefits (except for group carve-out life insurance) for a period of six months unless he has secured employment before the end of the six month period. If there is a change in control (as previously defined) and within twelve months of such change in control the executive officer resigns or is terminated other than for cause, he shall receive his salary and benefits for twelve months thereafter. If an executive is terminated for cause (as defined in the agreement), then he will be entitled only to compensation and benefits accrued as of the date of termination.

The severance benefits that would be paid to the named executive officers, assuming an event that triggered the payments as of December 31, 2008, would be as follows:

NAME	CHANGE OF CONTROL			TERMINATION OTHER THAN FOR CAUSE
	BASE	BENEFITS CONTINUATION (1)	TOTAL PAYMENTS	BASE	BENEFITS CONTINUATION (1)	TOTAL PAYMENTS

Chapman	$ 260,000	$ 17,359	$ 277,359	$ 130,000	$ 8,680	$ 138,680
Rabe	190,000	15,163	205,163	95,000	7,582	102,582
Clark	195,000	2,765	197,765	97,500	1,383	98,883
Haapala	175,000	11,477	186,477	87,500	5,739	93,239
Williams	160,000	14,063	174,063	80,000	7,032	87,032
(1)	Estimates based on current expenditures for medical, dental, vision, life and disability insurance premiums.

Under the terms of the Company's 2005 Stock Option Plan, upon the earlier of the occurrence of an Applicable Event, the death of Participant or total disability, all Options granted to the Participant shall be fully exercisable in accordance with terms of the Plan. "Applicable Event" is defined by the plan as the expiration of a tender offer or exchange offer (other than an offer by the Company) pursuant to which more than 25% of the Company's issued and outstanding stock has been purchased, or the entry into an agreement by the Board of Directors of the Company to merge or consolidate the Company with or into another entity where the Company is not the surviving entity, an agreement to sell or otherwise dispose of all or substantially all of the Company's or the Banks' assets (including a plan of liquidation), or the approval by the shareholders of the Company of an agreement to merge or consolidate the Company with or into another entity where the Company is the surviving entity, pursuant to which more than 25% of the stock of the surviving company will be owned by persons who were not holders of the Company's issued and outstanding stock at the time of the agreement. At December 31, 2008, the exercise price of all of the options granted to our named executive officers was higher than the Company's stock price, and therefore, the options could not have been exercised profitably.

COMPENSATION OF DIRECTORS
The non-officer Directors of our Company are paid an annual retainer of $1,000, and are paid $450 per meeting of the Board and $250 per meeting of each committee. Non-officer chairpersons of committees are paid an annual retainer of $2,000 in addition to the board retainer and meeting fees. The non-officer Directors of our Banks receive an annual retainer of $4,000. In addition, the non-officer Directors of our Banks receive $450 per meeting of the board of the Bank and $250 per meeting of each committee of the Bank. Non-officer chairpersons of committees of the Bank are paid an annual retainer of $2,000 in addition to board retainer and meeting fees. Directors of our Company and Banks (who are not otherwise employees) do not participate in our employee benefit programs, and receive no direct or indirect compensation, except for certain life insurance benefits. Three directors are included in the Company's group life insurance program on a grandfathered basis. The amounts paid by the Company are less than $100 for each of the Directors, and those amounts are included in the table below under "All Other Compensation".

Under the Director Retainer Stock Plan originally adopted in 1996, a Director may elect to defer all or a portion of the payments received for serving as a Bank Director except for fees for serving on or as chairman of a committee. A Director who elects to defer payment will instead be awarded units equal to the cash payment that was earned divided by the market price of the common stock on such date. The common stock earned will be issued to the director on the date on which such Director no longer is serving on our Board or on the board of the Banks. An election to defer made no later than 30 days after a Director is eligible is generally given effect commencing as of the next calendar quarter after the election. An election to defer made after 30 days from the date that a Director was eligible is generally given effect commencing as of the next calendar year. The plan is administered by the Company's Chief Executive Officer. Up to 150,000 shares may be issued pursuant to the plan.

In the past, Directors of our Company and of the Banks have been granted 1,000 options at the time they join the Board. In addition, Directors of the Company and the Banks have been awarded grants at the inception of any new stock option plans. Stock options were granted to five new Directors of the Banks in 2008.

No Director who is also an employee of either the Company or the Banks receives any compensation for his or her services as a Director or as a committee member of the Company or the Banks. Accordingly, the compensation of Mr. Chapman, the Chief Executive Officer and President of the Company and who is also a Director of the Company and UBTW, is not set forth below, but is disclosed above in the Summary Compensation Table.

Chairman of the Board David S. Hickman entered into a management consulting agreement with us effective January 1, 2006 following his retirement as Chief Executive Officer of our Company, and that agreement remained in effect during 2008. The agreement provides the following material points:

•	No Director fees for services as a Director of the Company or of the Banks.

•	A five-year term, subject to cancellation by the Company or Mr. Hickman on 90 days' notice.

•

Payment of $150,000 per year for consulting services on a 50% part-time basis, with emphasis on business development, Adrian market development, leadership transition, holding company activities, American Bankers Association and Michigan Bankers Association service, and community development.

•	No participation in our employee benefit plans after December 31, 2005.

•	Under our Supplemental Employee Retirement Plan, in which only Mr. Hickman participated, he receives payment of $5,088 per month for 180 months, beginning January, 2006.

•	Mr. Hickman has agreed to confidentiality, non-compete and non-solicitation of employees and customers provisions.

The table below shows the compensation paid to Directors of the Company by the Company and the Banks during 2008.

DIRECTOR COMPENSATION FOR 2008

DIRECTOR	FEES EARNED OR PAID IN CASH (1)	STOCK AWARDS (2)	ALL OTHER COMPENSATION (3)	TOTAL DIRECTOR COMPENSATION	STOCK AWARDS OUTSTANDING (4)
Stephanie H. Boyse	$ 5,550	$ 10,759	$ -	$ 16,309	2,514.1
James D. Buhr	26,900	-	-	26,900	-
Joseph D. Butcko	7,700	12,457	-	20,157	5,026.1
John H. Foss	15,000	12,792	-	27,792	6,132.6
Norman G. Herbert (5)	11,100	-	-	11,100	-
David S. Hickman	-	-	211,056	211,056	-
James C. Lawson	15,200	13,449	87	28,736	6,494.7
Robert G. Macomber (6)	12,000	10,926	-	22,926	3,388.3
D. J. Martin	15,000	12,887	70	27,957	6,322.6
David E. Maxwell	19,000	1,748	70	20,818	2,586.1
Kathryn M. Mohr	19,600	-	-	19,600	-
(1)	Amounts include fees earned as a Director of the Company and the Banks, net of deferred amounts included under the Stock Awards column.
(2)

As disclosed above, pursuant to the Director Retainer Stock Plan, directors are eligible to defer all or a portion of his or her retainer fees, and upon his or her termination as a director, to receive payment in the form of shares of common stock. The figure in this column includes fees deferred during the year, plus cash dividends earned on deferred amounts.

(3)

For Mr. Hickman, the amount shown includes $150,000 paid under the terms of Mr. Hickman's consulting contract and $61,056 paid under the Company's SERP. Amounts for Mr. Lawson, Mr. Martin and Mr. Maxwell represent the amount of life insurance premiums paid by the Company as part of the Company's group life insurance program, in which they participate on a grandfathered basis.

(4)

Aggregate number of shares of stock awards outstanding at the end of 2008, representing director fees deferred under the Director Retainer Stock Plan, along with accumulated cash dividends earned on deferred amounts.

(5)	Mr. Herbert was not a director of United Bancorp, Inc. during 2008. The amounts shown reflect compensation as a director of United Bank & Trust - Washtenaw.
(6)	Resigned as a Director of the Company in February 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No officer, or employee or former officer of the Company or any of its subsidiaries served as a member of the Compensation Committee during 2008. During 2008, other than for relationships involving subsidiaries of the Company:

1.	No executive officer of the Company served on the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of the Company;

2.	No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company;

3.	No executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served as a Director of the Company.

Members of the Compensation Committee were clients of and had transactions (loans and commitments to lend) with the Banks in the ordinary course of business during 2008. All such loans and commitments were made by the Banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. See "Directors, Executive Officers, Principal Shareholders and Their Related Interests - Transactions with the Banks."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

So far as is known to the Company, as of February 27, 2009, no persons except those listed in the following table, owned beneficially more than five percent (5%) of the voting securities of the Company. The following table discloses the name and address of such beneficial owner, the total number of shares beneficially owned, and the percentage of ownership in relation to the total Common Stock of the Company outstanding and entitled to vote as of February 27, 2009.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
United Bank & Trust as Trustee P.O. Box 248, Tecumseh, MI 49286	411,436 (1)	8.14%
United States Department of the Treasury Washington, D.C.	311,492 (2)	6.16%
(1)

United Bank & Trust as Trustee has sole voting and sole investment powers with respect to 386,084 of the shares, and shared voting and shared investment powers with respect to the remaining 23,352 of these shares. It is the policy of the Bank's Wealth Management Group to obtain written direction from the grantor or the beneficiaries for voting. If no direction is received, the Wealth Management Group will generally vote with the management of the Company.

(2)

As a result of the Company's participation in the Troubled Asset Relief Program Capital Purchase Program, the United States Department of the Treasury ("Treasury") holds a warrant to purchase 311,492 shares of the Company's Common Stock. Under applicable regulations, the shares which could be acquired by exercise of that warrant are considered to be solely beneficially owned by Treasury. Treasury has agreed that it will not exercise any voting rights with respect to any shares it acquires and holds by reason of exercise of the warrant.

SECURITY OWNERSHIP OF MANAGEMENT

The table below discloses the name of each of the incumbent Directors, Director nominees and executive officers of the Company, the total number of shares beneficially owned by each, and their percentage of ownership in relation to the total Common Stock of the Company outstanding and entitled to vote as of February 27, 2009, according to information furnished to the Company by said persons. The table also discloses the total number of shares beneficially owned by all of the incumbent Directors, Director nominees and executive officers as a group, and the percentage of ownership of said group in relation to the total Common Stock of the Company outstanding and entitled to vote as of February 27, 2009, according to information furnished to the Company by said persons.

The numbers of shares shown below includes shares owned directly or indirectly, through any contract, arrangement, understanding, relationship, or which the indicated beneficial owner otherwise has voting power, shared voting power, sole investment power or shared investment power. Amounts deferred under the Director Retainer Stock Plan or the Senior Management Bonus Deferral Stock Plan do not result in shares issued until the date upon which a person ceases being a member of the plan. Options granted under the Company's Stock Option Plan are included in the table to the extent that they are vested or will vest within sixty days of the record date.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP				TOTAL SHARES (A+D) (1)	% OF TOTAL (2)
	(A) SHARED	(B) SOLE	(C) VESTED OPTIONS	(D) TOTAL SOLE (B+C)
DIRECTORS AND DIRECTOR NOMINEES OF UNITED BANCORP, INC.
Stephanie H. Boyse	-	3,270	3,032	6,302	6,302	*
James D. Buhr	-	872	4,636	5,508	5,508	*
Robert K. Chapman	3,070	11,067	30,624	41,691	44,761	*
John H. Foss	-	5,306	2,206	7,512	7,512	*
Norman G. Herbert	200	-	1,320	1,320	1,520	*
David S. Hickman	-	87,336	17,136	104,472	104,472	2.02%
James C. Lawson	47,742	26,716	2,205	28,921	76,663	1.49%
D. J. Martin	-	135,942	2,340	138,282	138,282	2.68%
David E. Maxwell	8,022	80,915	2,340	83,255	91,277	1.77%
Kathryn M. Mohr	18,165	800	2,205	3,005	21,170	*
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS OF THE COMPANY
Todd C. Clark	1,242	120	13,775	13,895	15,137	*
Gary D. Haapala	1,375	-	2,640	2,640	4,015	*
Randal J. Rabe	1,464	563	15,540	16,103	17,567	*
Joseph R. Williams	87	4,504	7,911	12,415	12,502	*
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (15 PERSONS)					546,688	10.59%
(1)	Includes shares pledged as security of 10,000 shares for Hickman.
(2)	The symbol "*" shown in this column indicates ownership of less than 1% of the current outstanding Common Stock of the Company, which is the Company's only class of voting securities.

DIRECTORS, EXECUTIVE OFFICERS, PRINCIPAL SHAREHOLDERS AND THEIR RELATED
INTERESTS - TRANSACTIONS WITH THE BANKS

Directors and executive officers of the Company, and their related interests, were clients of and had transactions (including loans and commitments to lend) with the Banks in the ordinary course of business during 2008. All such loans and commitments were made by the Banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Banks, and did not involve more than the normal risk of collectability or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. The aggregate extensions of credit outstanding at December 31, 2008 to all Directors and executive officers of the Company, as a group, and their related interests were $29,100,000. Any such loan transaction presently in effect with any Director or executive officer of the Company is current as of this date, and is in compliance with Regulation O.

Under the charter of the Compensation Committee, such Committee is to conduct reviews of related party transactions for potential conflicts of interest. All such transactions must be approved by the Compensation Committee. To the extent such transactions are ongoing business relationships with the Company, such transactions shall be reviewed annually and such relationships shall be on terms not materially less favorable than what would be usual and customary in similar transactions between unrelated persons dealing at arms' length. Related party transactions are those involving the Company and the Banks which are required to be disclosed pursuant to SEC Regulation S-K, Item 404.

The Banks have made loans to companies owned or controlled by former Director Robert G. Macomber. Loans to Development Services Group LLC, which is 29.3% owned by Mr. Macomber, had a maximum outstanding balance of $4.205 million during 2008, with balances of $4.205 million at December 31, 2008. Total principal of $1.904 million was advanced and $1.099 million of principal was paid on the loans during 2008. Total interest of $216,700 was paid on the loans during 2008, and the average interest rate on these loans was 4.94%. As of February 27, 2009, $4.205 million in such loans are outstanding, and such loans are current as of that date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's Directors and officers, and persons who own more than 10% of the Company's Common Stock, are required to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all officers, Directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during 2008.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Company has engaged BKD as its independent public accountants to audit the Company's financial statements for the year ending December 31, 2009. BKD has been engaged as the Company's independent public accountants to audit the Company's financial statements since the year ended December 31, 2002.

The following table details the fees billed by BKD for work performed for the fiscal years ended December 31, 2008 and 2007, by category of fee:

	2008	2007
Audit Fees	$168,000	$158,000
Audit Related Fees	3,000	2,030
Tax Fees	14,500	9,900
All Other	- -	- -
Total	$185,500	$169,930

Audit fees consist of fees for the audit of the Company's financial statements, or for services that are usually provided by an auditor in connection with statutory and regulatory filings and engagements. Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements. Tax fees consist of fees billed for tax preparation, tax compliance, tax advice and tax planning.

The Company's Audit Committee has concluded that the provision of services covered under the captions "Audit Related Fees" and "Tax Fees" with respect to BKD is compatible with BKD maintaining its independence. In compliance with its Audit Committee charter, which requires all audit and permitted non-audit services to be pre-approved by the Audit Committee, all audit and non-audit services as disclosed above were pre-approved by the Audit Committee. None of the hours expended on BKD's engagement to audit the consolidated financial statements for the year ended December 31, 2008 were attributed to work performed by persons other than BKD's full-time, permanent employees.

A representative of BKD is expected to be present at the Annual Meeting. The representative will be available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.

OTHER MATTERS

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented upon which a vote properly may be taken, it is intended that shares represented by Proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such shares.

March 30, 2009	By Order of the Board of Directors
Randal J. Rabe

2008
ANNUAL REPORT

A Message to Our Shareholders

This 2008 Annual Report contains audited financial statements and a detailed financial review. This is the Company's 2008 annual report to shareholders as required by the Securities and Exchange Commission (the "SEC"). Although attached to our proxy statement, this report is not part of our proxy statement, is not deemed to be soliciting material, and is not deemed to be filed with the SEC, except to the extent that it is expressly incorporated by reference in a document filed with the SEC.

The summary annual report that accompanies this proxy statement presents information concerning the business and financial results of the Company in a format and level of detail that we believe shareholders will find useful and informative. Shareholders who would like to receive even more detailed information than that contained in this 2008 Annual Report are invited to request our Annual Report on Form 10-K or obtain a copy of it from the SEC's website at www.sec.gov. The Annual Report on Form 10-K, as filed with the SEC, will be provided to any shareholder, without charge, upon written request to: Randal J. Rabe, Executive Vice President and Chief Financial Officer, United Bancorp, Inc., P.O. Box 248, Tecumseh, Michigan 49286.

Forward-Looking Statements

This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "outlook," or "strategy"; that an event or trend "may," "should," "will," or "is likely" to occur or "continue" or "is scheduled" or "on track" or that United Bancorp, Inc. or its management "anticipates," "believes," "estimates," "plans," "forecasts," "intends," "predicts," "projects," or "expects" a particular result, or is "confident" or "optimistic" that an event will occur, and variations of such words and similar expressions. All of the information concerning interest rate sensitivity is forward-looking. Management's determination of the provision and allowance for loan losses and other accounting estimates, such as the carrying value of goodwill and mortgage servicing rights, involve judgments that are inherently forward-looking. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008; the timing and level of asset growth; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; changes in value and credit quality of investment securities; the local and global effects of the ongoing war on terrorism and other military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Selected Financial Data

The following table shows summarized historical consolidated financial data for the Company. The table is unaudited. The information in the table is derived from the Company's audited financial statements for 2004 through 2008. This information is only a summary. You should read it in conjunction with the consolidated financial statements, related notes, Management's Discussion and Analysis of Financial Condition and Results of Operations, and other information included in this report. Information is unaudited; in thousands, except per share data.

FINANCIAL CONDITION	2008	2007	2006	2005	2004
Assets
Cash and demand balances in other banks	$18,472	$17,996	$17,606	$20,416	$18,188
Federal funds sold	-	11,130	3,770	-	-
Securities available for sale	85,093	85,898	95,811	103,432	103,786
Net loans	683,695	637,994	593,914	551,751	491,132
Other assets	45,133	42,669	39,888	38,180	37,245
Total Assets	$832,393	$795,687	$750,989	$713,779	$650,351

Liabilities and Shareholders' Equity
Noninterest bearing deposits	$89,487	$77,878	$81,373	$88,404	$85,598
Interest bearing certificates of deposit of $100,000 or more	132,139	122,266	102,492	68,062	40,057
Other interest bearing deposits	487,923	471,393	444,137	434,186	404,223
Total deposits	709,549	671,537	628,002	590,652	529,878
Short term borrowings	-	-	77	6,376	8,726
Other borrowings	50,036	44,611	40,945	42,228	42,847
Other liabilities	3,357	6,572	7,429	6,901	6,676
Total Liabilities	762,942	722,720	676,453	646,157	588,127
Shareholders' Equity	69,451	72,967	74,536	67,622	62,224
Total Liabilities and Shareholders' Equity	$832,393	$795,687	$750,989	$713,779	$650,351

RESULTS OF OPERATIONS	2008	2007	2006	2005	2004
Interest income	$47,041	$51,634	$47,056	$38,649	$31,720
Interest expense	17,297	21,873	17,802	12,286	8,423
Net Interest Income	29,744	29,761	29,254	26,363	23,297
Provision for loan losses	14,607	8,637	2,123	1,332	1,048
Noninterest income	13,510	13,652	12,175	11,669	11,010
Noninterest expense	29,963	27,559	26,914	25,195	22,646
Income (loss) before Federal income tax	(1,316)	7,217	12,392	11,505	10,613
Federal income tax	(1,280)	1,635	3,420	3,181	2,960
Net income (loss)	$(36)	$5,582	$8,972	$8,324	$7,653

Basic earnings (loss) per share (1) (2)	$(0.01)	$1.06	$1.69	$1.58	$1.46
Diluted earnings (loss) per share (1) (2)	(0.01)	1.06	1.69	1.57	1.45
Cash dividends paid per share (2)	0.70	0.79	0.73	0.68	0.62

(1)	Earnings per share data is based on average shares outstanding plus average contingently issuable shares.
(2)	Adjusted to reflect stock dividends paid in 2007, 2006, 2005 and 2004.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

This discussion provides information about the consolidated financial condition and results of operations of the Company and its subsidiary banks, United Bank & Trust ("UBT") and United Bank & Trust - Washtenaw ("UBTW").

Background

The Company is a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act. The Company has corporate power to engage in such activities as permitted to business corporations under the Michigan Business Corporation Act, subject to the limitations of the Bank Holding Company Act and regulations of the Federal Reserve System. The Company's subsidiary banks offer a full range of services to individuals, corporations, fiduciaries and other institutions. Banking services include checking, NOW accounts, savings, time deposit accounts, money market deposit accounts, safe deposit facilities, electronic banking and bill payment, and money transfers. Lending operations provide real estate loans, secured and unsecured business and personal loans, consumer installment loans, check-credit loans, home equity loans, accounts receivable and inventory financing, equipment lease financing and construction financing.

UBT operates a trust department, and provides trust services to UBTW on a contract basis. The Wealth Management Group offers a variety of fiduciary services to individuals, corporations and governmental entities, including services as trustee for personal, pension, and employee benefit trusts. The department provides trust services, financial planning services, investment services, custody services, pension paying agent services and acts as the personal representative for estates. The Banks offer the sale of nondeposit investment products through licensed representatives in their banking offices, and sell credit and life insurance products. In addition, the Company and/or the Banks derive income from the sale of various insurance products to banking clients.

The Company owns a structured finance company that was established in 2007. United Structured Finance ("USFC") is a finance company that offers simple, effective financing solutions to small businesses, primarily by engaging in SBA 504 and 7(a) lending. The loans generated by USFC are typically sold on the secondary market. Gains on the sale of those loans are included in income from loan sales and servicing. USFC revenue provides additional diversity to the Company's income stream, and provides additional financing alternatives to clients of the Banks as well as non-bank clients.

Unemployment for the State of Michigan at the end of December 2008 was 10.6%, and as a result, the State retains its position with the highest unemployment level among the fifty states. The U.S. average unemployment rate at the end of 2008 was 7.2%. The Lenawee County unemployment rate of 12.2% is above the State's average level, while the Washtenaw County unemployment rate of 6.6% results in its ranking of lowest in the State.

According to the Michigan State Fiscal Agency ("SFA"),

•	The 2009 light vehicle sales forecast of 10.8 million units represents the worst year since 1982, for a 35% decrease from the annual averages realized between 2002 and 2007

•	Retail sales in the U.S. fell 11.6% in the last 6 months of 2008 for the largest drop since records began in 1947

•	In Michigan, new housing authorizations through November 2008 are down 81% statewide from 2004 levels

•	Michigan payroll employment has declined in 74 of the past 102 months, currently the longest decline on record with declines projected for 2009 and 2010

•	Michigan has lost 637,000 jobs since 2000 including 163,000 jobs in the past six months

•	Projections indicate an additional loss of 143,000 jobs by the fourth quarter of 2010

•	Michigan personal income will decline 1.9% in 2009, for the first decline since 1958 and third worst since World War II

•	SFA projects that the current fiscal year 2008-09 budgets will realize a deficit of $183 million when the $712 million surplus from fiscal year 2007-08 is applied.

These difficult economic conditions are having a profound and direct negative impact on the state's general fund budget as well as businesses and residents of Michigan. The Company's rate of growth continues to slow and loan quality has deteriorated. Previous decreases in loan quality were concentrated in the areas of construction and residential real estate development, but credit concerns have expanded to include a broader base of the Banks' loan portfolios.

In an historic move, the Federal Reserve in November lowered its key interest rate to between zero and 0.25 percent, a record low. The central bank signaled it would hold rates at such levels for some time to help cushion the blows of a recession that has just entered its second year. The Federal Reserve also pledged to use unconventional tools to help revive the economy. This reduction in rates has reduced the Company's cost of funds to some degree, but also resulted in a reduction in yield on its earning assets.

Executive Summary

The continuing economic downturn has taken its toll on the financial services industry, and United has seen a resulting decrease in net income and stock price, along with an increase in its allowance for loan losses and nonperforming loans. In addition, during the fourth quarter, the Company recognized impairment of its loan servicing rights, reflecting another aspect of the economic downturn.

The net loss for the year of $36,000 for United Bancorp, Inc. reflects a sharp decline from net income of prior years, as difficult economic conditions increased the Company's charge to its provision for loan losses. Net interest income remained substantially unchanged from 2007 levels as the Company's 4.8% growth in assets for the year was offset by a declining net interest margin. Noninterest income declined by 1.0% from the prior year, while noninterest expenses for the year were up by 8.7%. The Company's provision for loan losses increased by 69.1%, reflecting the continuing impact of current economic conditions on the Banks. Loss per share of $0.01 was down from earnings of $1.06 per share for 2007. Return on average shareholders' equity for 2008 was -0.05%, compared to 7.44% for 2007, and return on average assets for the year ended December 31, 2008 was 0.00%, compared to 0.72% for 2007.

The related economic issues in the U.S. and particularly in Michigan have taken their toll on the credit quality of the Banks' loan portfolios. A significant contributor to the decline in loan quality is the continued decline in collateral values and cashflows for the Banks' personal and commercial borrowers. Foreclosures on residential real estate mortgages have also increased significantly, although the Banks sell most of their mortgage production without recourse on the secondary market.

Gross portfolio loans increased by $52.5 million from the end of 2007, representing growth of 8.1% for the year. Of that growth, $14.0 million occurred in the fourth quarter of the year, reflected continued strong lending activity. Investment balances decreased slightly, while fed funds sold declined by more than $11 million. Total assets grew by 4.8% in 2008 over 2007. This growth was funded by deposit growth of 5.7%, or $38.0 million, as well as an increase in borrowings of $5.4 million.

The Company does not anticipate a quick turnaround in the current conditions that have impacted its earnings. We expect that our net interest margin will continue to experience pressure as a result of low rates and competition for deposits. While we anticipate that mortgage volumes will remain relatively strong as a result of refinancing during the period of low rates, wealth management fee income will remain under pressure as long as financial markets are struggling. We do not anticipate that credit quality will improve significantly until the economy rebounds.

We expect that FDIC insurance costs will increase by approximately $750,000 to $850,000 in 2009, and expenses relating to problem loans and other real estate owned will continue to impact earnings. At the same time, the Company will not pay merit increases to its staff in 2009, and incentive compensation will not be paid at the anticipated depressed level of earnings.

While current economic conditions continue to present significant challenges, United has taken steps to protect its capital for the long-term benefit of its shareholders. In January of 2009, United issued $20.6 million in preferred stock to the United States Department of Treasury under the TARP Capital Purchase Program (CPP). United's capital ratios prior to receiving CPP funds exceeded the designation of "well capitalized" under regulatory capital requirements, and the addition of the CPP investment will help United to continue to meet the lending needs of its market areas. In addition, the Company reduced its cash dividends to common shareholders in efforts to maintain its capital base.

Financial Condition

Securities
Dollars of loan growth in excess of deposit growth has resulted in a reduction in balances in the Company's securities portfolio in both 2007 and 2008. The makeup of the Company's investment portfolio continues to evolve with the changing price and risk structure, and liquidity needs of the Company.

Changes in the various categories of the Company's investment portfolio are shown in the chart below.

	2008 Change		2007 Change
	$000%		$000%
U.S. Treasury and agency securities	$(13,820)	-41.2%	$(4,848)	-12.6%
Mortgage backed agency securities	8,921	68.4%	(894)	-6.4%
Obligations of states and political subdivisions	1,761	4.9%	(4,241)	-10.5%
Corporate, asset backed and other securities	2,333	73.2%	70	2.2%
Change in total securities	$(805)	-0.9%	$(9,913)	-10.3%

These changes are also reflected in the percentage makeup of the portfolio. The following chart shows the percentage mix of the securities portfolio.

Percentage Makeup of Securities Portfolio at December 31,	2008	2007
U.S. Treasury and agency securities	23.2%	39.0%
Mortgage backed agency securities	25.8%	15.2%
Obligations of states and political subdivisions	44.5%	42.1%
Corporate, asset backed and other securities	6.5%	3.7%
Total investment securities	100.0%	100.0%

Investments in U.S. Treasury and agency securities are considered to possess low credit risk. Obligations of U.S. government agency mortgage-backed securities possess a somewhat higher interest rate risk due to certain prepayment risks. The municipal portfolio contains a small amount of geographic risk, as approximately 6.4% of that portfolio is issued by political subdivisions located within Lenawee County and 8.7% in Washtenaw County, Michigan. The Company's portfolio contains no mortgage securities or structured notes that the Company believes to be "high risk."

The Company's current and projected tax position continues to make carrying tax-exempt securities valuable to the Banks, and the Company does not anticipate being subject to alternative minimum tax in the near future. The Banks' investment in local municipal issues also reflects their commitment to the development of the local area through support of its local political subdivisions.

Deterioration of the economy raises concerns regarding other than temporary impairment within the investment portfolio. The Company has performed an evaluation of its investments for other than temporary impairment, and one small issue of community bank holding company stock was deemed to be impaired. As a result, a loss of $123,000 was recognized during the fourth quarter of 2008. After recognition of this loss, the Company holds just $50,000 of equity securities in its portfolio other than stock of the Federal Home Loan Bank of Indianapolis ("FHLBI") held by the Banks.

The Banks are members of the FHLBI and collectively hold a $3.0 million investment in stock of the FHLBI. The investment is carried at par value, as there is not an active market for FHLB stock. The Federal Home Loan Banks are currently facing the potential for substantial accounting impairments on their private label mortgage-backed securities portfolios. The FHLB banks hold these securities as long-term investments, and account for them on an amortized cost basis. If total FHLB bank gross unrealized losses were deemed "other than temporary" for accounting purposes, this would significantly impair the FHLB banks' capital levels and the resulting value of FHLB stock.

FHLBI has delayed its fourth quarter 2008 dividend pending an evaluation of its investment portfolio. However, we evaluated a simulation of the capital position of the FHLBI after incurring the maximum charges possible (based on the difference between the FHLB banks' carrying value and the fair value of their securities as of September 30, 2008). The analysis indicates that such a charge would result in capital levels that remain very near minimum regulatory requirements. On that basis, the Company has elected not to recognize other than temporary impairment on its FHLBI stock at this time.

Unrealized gains and losses within the investment portfolio are temporary, since they are a result of market changes, rather than a reflection of credit quality. Management has no specific intent to sell any securities, although the entire investment portfolio is classified as available for sale. The chart below summarizes unrealized gains and losses in each category of the portfolio at the end of 2008 and 2007, in thousands of dollars.

Unrealized Gains and Losses in the Investment Portfolio	2008	2007	Change
U.S. Treasury and agency securities	$641	$158	$483
Mortgage backed agency securities	526	7	519
Obligations of states and political subdivisions	372	225	147
Corporate, asset backed and other securities	(149)	45	(194)
Total investment securities	$1,390	$435	$955

Loans
As full service lenders, the Banks offer a variety of loan products in their markets. Loan growth was 8.0% in 2008. Personal loan balances grew 14.3% for the year, with the largest growth attributable to home equity loans. Personal loans on the Company's balance sheet also include direct and indirect loans for automobiles, boats and recreational vehicles, and other items for personal use.

Business loan growth for 2008 was 9.3%, down from 14.9% in 2007. The growth in loans to commercial enterprises is derived from all of the markets the Banks serve. In addition, the Banks purchase and sell participations in business loans, in order to diversify their geographic risk. No significant participations were purchased in 2008.

The Banks generally sell their production of fixed-rate mortgages on the secondary market, and retain high credit quality mortgage loans that are not otherwise eligible to be sold on the secondary market, and shorter-term adjustable rate mortgages in their portfolios. As a result, the mix of mortgage production for any given year will have an impact on the amount of mortgages held in the portfolios of the Banks. While growth of residential mortgage balances on the Banks' portfolios slowed compared to 2007, growth of 3.9% in 2008 reflects continued production of ARM products and large non-conforming residential mortgages that are generally retained in the loan portfolios of the Banks.

Loans for construction and development declined by 0.8% in 2008. The minimal change in balances reflects an increase in the amount of individual construction loan volume, offset by the payoff or charge-off of a number of residential construction and development loans during the year. Balances of individual residential construction loans increased by just under $4 million during the year, while loans to developers for residential construction and development were down roughly the same amount. Residential construction loans will convert to residential mortgages to be retained in the Banks' portfolios or to be sold in the secondary market, while commercial construction loans will eventually be converted to commercial mortgages.

Credit Quality
The Company actively monitors delinquencies, nonperforming assets and potential problem loans. The accrual of interest income is discontinued when a loan becomes ninety days past due unless it is both well secured and in the process of collection, or the borrower's capacity to repay the loan and the collateral value appears sufficient. The chart below shows the amount of nonperforming assets by category at December 31 for each of the past five years.

Nonperforming Assets, in thousands of dollars	2008	2007	2006	2005	2004
Nonaccrual loans	$19,328	$13,695	$5,427	$5,609	$3,709
Accruing loans past due 90 days or more	1,504	1,455	855	1,153	1,674
Troubled debt restructurings	690	-	-	-	-
Total nonperforming loans	21,522	15,150	6,282	6,762	5,383
Other assets owned	3,459	2,253	1,063	871	844
Total nonperforming assets	$24,981	$17,403	$7,345	$7,633	$6,227
Percent of nonperforming loans to total loans	3.09%	2.35%	1.04%	1.21%	1.08%
Percent of nonperforming assets to total assets	3.00%	2.19%	0.98%	1.07%	0.96%

Total nonaccrual loans have increased by $5.6 million since the end of 2007, while delinquent loans have increased by $49,000. One loan was restructured during 2008, and is included in the above totals as troubled debt restructurings. The increase in nonaccrual loans reflects the move of some loans to nonaccrual status, net of payoff or charge-off of some nonperforming loans, while the increase in delinquency reflects the difficult operating environment facing certain borrowers of the Company. Loan workout and collection efforts continue with all delinquent clients, in order to bring them back to performing status. Total nonperforming loans as a percent of total portfolio loans moved from 2.35% at the end of 2007 to 3.09% at the end of 2008.

Holdings of other assets owned increased by $1.2 million since the end of 2007. Other real estate owned includes eighteen properties that were acquired through foreclosure or in lieu of foreclosure. The properties include eleven commercial properties, two of which are the result of out-of-state loan participations, and seven residential homes and lots. One property is leased, and all are for sale. Also included in these totals are other assets owned of $72,200, consisting of motor vehicles, boats and one mobile home. These assets are also for sale.

The Company's allowance for loan losses remains at a level consistent with its estimated losses, and the allowance provides for currently estimated losses inherent in the portfolio. The increase reflects in part the recognition of additional loans identified as impaired, as well as a combination of an increasing historical charge-off rate and an increase in loan balances. An analysis of the allowance for loan losses, in thousands of dollars, for the twelve months ended December 31, 2008, 2007 and 2006, follows:

In thousands of dollars	2008	2007	2006
Balance, January 1	$12,306	$7,849	$6,361
Loans charged off	(8,772)	(4,290)	(762)
Recoveries credited to allowance	171	110	127
Provision charged to operations	14,607	8,637	2,123
Balance, December 31	$18,312	$12,306	$7,849
Allowance as % of total loans	2.63%	1.91%	1.32%

During 2007 and 2008, the Company has performed an in-depth analysis of its construction and development loan portfolio during the second half of the year, taking into account current year activity and projecting activity for the next twelve to twenty-four months as an integral component of its impairment analysis. Appraisals have also been obtained and/or updated as necessary. This activity has resulted, in 2007 and 2008, in a higher level of provision expense in the second half of the year as compared with the first half.

The following table presents the allocation of the allowance for loan losses applicable to each loan category in thousands of dollars, as of December 31, 2008 and 2007. The allocation method used takes into account specific allocations for identified credits and a three-year historical loss average, adjusted for certain qualitative factors, in determining the allocation for the balance of the portfolio.

Allocation of the allowance for loan losses at December 31,	2008	2007
Business and commercial mortgage (1)	$16,148	$10,924
Residential mortgage	673	368
Personal	1,491	974
Unallocated	-	40
Total	$18,312	$12,306

(1)	Includes construction and development loans

Within the Banks' loan portfolios, $37.2 million of impaired loans have been identified as of December 31, 2008, compared with $24.7 million as of December 31, 2007, and the specific allowance for impaired loans was $8.1 million at December 31, 2008, compared to $6.1 million at December 31, 2007. The ultimate amount of the impairment and the potential losses to the Company may be higher or lower than estimated, depending on the realizable value of the collateral. The level of the provision made in connection with the loans reflects the amount necessary to maintain the allowance for loan losses at an adequate level, based upon the Banks' current analysis of losses inherent in their loan portfolios. Management believes that based upon their calculation, its allowance is at a level that is appropriate for the risks in its loan portfolio.

Credit quality is dependent in part on the makeup of the loan portfolio. The following chart shows the percentage makeup of the loan portfolio.

Percentage Makeup of Loan Portfolio at December 31,	2008	2007
Personal	16.1%	15.2%
Business, including commercial mortgages	59.1%	58.4%
Tax exempt	0.4%	0.4%
Residential mortgage	13.0%	13.3%
Construction and development	11.5%	12.6%
Total loans	100.0%	100.0%

The personal loan portfolio consists of direct and indirect installment, home equity and unsecured revolving line of credit loans. Installment loans consist primarily of home equity loans and loans for consumer durable goods, principally automobiles. Indirect personal loans consist of loans for automobiles, boats and manufactured housing, but make up a small percent of the personal loans.

Business loans carry the largest balances per loan, and therefore, any single loss would be proportionally larger than losses in other portfolios. In addition to internal loan rating systems and active monitoring of loan trends, the Banks use an independent loan review firm to assess the quality of its business loan portfolio. There are no other significant concentrations in the business loan portfolio.

Real estate construction and development loans make up approximately 12% of the Company's loan portfolios. This sector of the economy has been particularly impacted by declines in housing activity, and 58% of the Company's nonperforming loans are from this category. Similarly, 40% of net charge-offs for 2008 were loans for real estate construction and development.

In 2005 and 2006, the Company purchased $9.5 million of participations in a number of larger development loans that were located in various areas of the U.S. At that time, United believed that given the slowing of the Michigan economy, using some of its excess liquidity to purchase these loans would provide a degree of geographic diversity to its loan portfolio. Since that time, it has become evident that the economic downturn is more than just a Michigan phenomenon, and those geographically diverse participation loans for development purposes have experienced declines in collateral value and credit quality. During 2007 and 2008, United has reduced its exposure in these developments to $5.6 million, primarily through provision of specific reserves or charge-offs. Further information concerning credit quality is contained in Note 5 of the Notes to Consolidated Financial Statements.

Deposits
Deposit totals increased $38.0 million in 2008, or 5.7% for the year, compared to deposit growth of $43.5 million, or 6.9% in 2007. Deposit growth was across all categories of deposits, with noninterest bearing deposits providing the largest percentage of growth for the year. While the Banks maintain a small amount of purchased or brokered deposits, they do not support their growth through the use of those products. The Banks' deposit rates are consistently competitive with other banks in its market area. The majority of the Company's deposits are derived from core client sources, relating to long term relationships with local personal, business and public clients. In 2008, the Banks began participating in the CDARS program, in order to provide competitive CD products while maintaining FDIC insurance for clients with larger balances. The following chart shows the percentage change in deposits by category for 2008 and 2007.

Percentage Change in Deposits by Category	2008	2007
Noninterest bearing deposits	14.9%	-4.3%
Interest bearing certificates of deposit of $100,000 or more	8.1%	19.3%
Other interest bearing deposits	4.4%	6.1%
Total deposits	5.7%	6.9%

The chart below shows the percentage makeup of the deposit portfolio in 2008 and 2007.

Percentage Breakdown of Deposit Portfolio as of December 31,	2008	2007
Noninterest bearing deposits	12.6%	11.6%
Interest bearing certificates of deposit of $100,000 or more	18.6%	18.2%
Other interest bearing deposits	68.8%	70.2%
Total deposits	100.0%	100.0%

Cash Equivalents and Borrowed Funds
The Company maintains correspondent accounts with a number of other banks for various purposes. In addition, cash sufficient to meet the operating needs of its banking offices is maintained at its lowest practical levels. The Banks are also participants in the federal funds market, either as borrowers or sellers. Federal funds are generally borrowed or sold for one-day periods. The Banks also have the ability to utilize short term advances from the Federal Home Loan Bank of Indianapolis and borrowings at the discount window of the Federal Reserve Bank as additional short-term funding sources. Federal funds were used during 2008 and 2007, while short term advances and discount window borrowings were not utilized during either year.

The Company periodically finds it advantageous to utilize longer-term borrowings from the FHLBI. These long-term borrowings, as detailed in Note 11 of the Notes to Consolidated Financial Statements, serve to provide a balance to some of the interest rate risk inherent in the Company's balance sheet. Additional information regarding borrowed funds is found in the Liquidity section below.

The Company has elected to participate in the Temporary Liquidity Guarantee Program ("TLGP") implemented by the FDIC in 2008. United had no senior unsecured debt at September 30, 2008. As a result, the Company's limit under the Debt Guarantee Program is $14.9 million, which is based on 2% of consolidated total liabilities at September 30.

Results of Operations

Earnings Summary and Key Ratios
The Company experienced a consolidated net loss for 2008. The impact of continuing loan growth was offset by a decline in interest spreads, with a resulting decrease of 0.1% in net interest income from 2007 to 2008. The net interest margins of the banks declined as a result of competition for deposits, and the cost of obtaining funding in addition to local deposits to fund loan growth.

At the same time, noninterest income declined by 1.0% from 2007. The fourth quarter of 2008 included a number of items that reduced noninterest income. Those included the recognition of impairment on mortgage servicing rights, recognition of other than temporary impairment on a corporate investment, declines in wealth management income and lower levels of NSF and overdraft fee income. Those items are discussed in more detail later in this discussion. However, noninterest income still represented 31.2% of the Company's total revenues for 2008. Noninterest expenses were up 8.7% over 2007, following an increase of 2.4% in 2007. The Company's provision for loan losses was $14.6 million in 2008, increasing 69.1% over 2007.

The following chart shows the trends of the major components of earnings for the five most recent quarters.

	2008				2007
In thousands of dollars, where appropriate	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Net interest income before provision	$7,342	$7,537	$7,387	$7,478	$7,411
Provision for loan losses	8,997	3,300	1,650	660	5,801
Noninterest income	2,538	3,667	3,766	3,537	3,567
Noninterest expense	7,291	7,623	7,247	7,802	6,613
Federal income tax provision	(2,392)	(114)	560	665	(686)
Net income (loss)	$(4,016)	$395	$1,696	$1,888	$(750)
Basic earnings (loss) per share	$(0.79)	$0.08	$0.33	$0.37	$(0.15)
Return on average assets	-1.91%	0.20%	0.86%	0.94%	-0.37%
Return on average shareholders' equity	-22.08%	2.14%	9.29%	10.35%	-3.97%

Return on average assets declined to 0.00% for 2008, down from 0.72% for 2007. Return on average shareholders' equity for 2008 was -0.05%, compared to 7.44% for 2007. At the same time, book value per share and cash dividends per share declined. The following chart shows trends in these and other ratios. As a result of a change in the timing of declaration of cash dividends, only three cash dividends were declared in 2006, although four cash dividends were paid. To facilitate comparison to prior periods, the figure shown in the table reflects the dividends actually paid during the year. All figures are adjusted to reflect stock dividends.

Performance Ratios	2008	2007	2006	5 Year Average
Return on average assets	0.00%	0.72%	1.21%	0.87%
Return on average shareholders' equity	-0.05%	7.44%	12.75%	9.10%
Average equity to average total assets	9.09%	9.65%	9.46%
Book value per share	$13.75	$14.33	$14.20
Basic and diluted earnings (loss) per share	(0.01)	1.06	$1.692
Cash dividends per share	0.70	0.79	$0.727
Dividend payout ratio	NA	74.3%	42.6%

Net Interest Income
As a financial services holding company, United Bancorp, Inc. derives the greatest portion of its income from net interest income. During 2007, the prime rate was relatively stable, and was unchanged for eight of the twelve months of the year. During that period, the yield curve regained its normal shape. In 2008, the Federal Reserve lowered target fed funds rates eight times, or 400 basis point. Due to extreme competition for deposits, the Company's cost of funds did not decline as quickly as its yield on earning assets. As a result of those challenges, net interest margin for 2008 declined to 4.04% from 4.18% in 2007. At the same time, net interest income remained substantially unchanged from 2007 levels.

Interest income decreased 8.9% in 2008 compared to 2007, following an increase of 9.7% in 2007 over 2006. At the same time, interest expense decreased 20.9%, compared to an increase of 22.9% for 2007 compared to 2006. The net result was a decrease in net interest income of just 0.1% for 2008 over 2007. Tax-equivalent yields on earning assets declined from 7.18% for 2007 to 6.27% for 2008, for a reduction of 91 basis points. The Company's average cost of funds decreased by 88 basis points, and tax equivalent spread declined from 3.61% for 2007 to 3.59% in 2008. Net interest margin experienced similar modest declines, moving from 4.18% for 2007 to 4.04% for all of 2008. The following table provides a summary of the various components of net interest income, as well as the results of changes in balance sheet makeup that have resulted in the changes in spread and net interest margin.

Yield Analysis of Consolidated Average Assets and Liabilities

	2008			2007			2006
Dollars in thousands	Average Balance	Interest (b)	Yield/ Rate	Average Balance	Interest (b)	Yield/ Rate	Average Balance	Interest (b)	Yield/ Rate
Assets
Interest earning assets (a)
Federal funds sold	$5,170	$128	2.47%	$6,211	$271	4.36%	$6,968	$359	5.15%
Taxable securities	46,366	2,164	4.67%	52,799	2,593	4.91%	60,602	2,392	3.95%
Tax exempt securities (b)	36,939	2,148	5.82%	36,561	2,145	5.87%	35,824	2,069	5.77%
Taxable loans	670,279	43,171	6.44%	630,887	47,168	7.48%	571,705	42,771	7.48%
Tax exempt loans (b)	2,606	172	6.58%	2,967	195	6.57%	3,003	191	6.35%
Total interest earning assets (b)	761,360	$47,783	6.28%	729,425	$52,372	7.18%	678,102	$47,782	7.05%
Cash and due from banks	17,260			14,202			18,792
Premises and equipment, net	13,006			14,149			13,534
Intangible assets	3,469			3,469			3,469
Other assets	26,870			23,831			23,274
Unrealized (gain) loss on securities
available for sale	370			74			(371)
Allowance for loan losses	(13,035)			(7,907)			(6,822)
Total Assets	$809,300			$777,243			$729,978

	2008			2007			2006
Dollars in thousands	Average Balance	Interest (b)	Yield/ Rate	Average Balance	Interest (b)	Yield/ Rate	Average Balance	Interest (b)	Yield/ Rate
Liabilities and Shareholders' Equity
Interest bearing liabilities
NOW and savings deposits	$310,569	$4,069	1.31%	$288,925	$6,641	2.30%	$284,870	$5,993	2.10%
CDs $100,000 and over	122,905	5,139	4.18%	120,653	5,924	4.91%	93,354	4,187	4.49%
Other interest bearing deposits	157,122	5,756	3.66%	156,062	7,065	4.53%	143,197	5,711	3.99%
Total interest bearing deposits	590,596	14,964	2.53%	565,640	19,631	3.47%	521,421	15,891	3.05%
Short term borrowings	4,399	96	2.18%	3,757	175	4.67%	1,032	62	6.01%
Long term borrowings	48,833	2,238	4.58%	43,580	2,067	4.74%	40,064	1,850	4.62%
Total interest bearing liabilities	643,828	17,298	2.69%	612,977	21,873	3.57%	562,517	17,803	3.16%
Noninterest bearing deposits	86,248			81,701			86,919
Other liabilities	5,639			7,523			9,445
Shareholders' equity	73,585			75,042			71,097
Total Liabilities and
Shareholders' Equity	$809,300			$777,243			$729,978
Net interest income (b)		$30,485			$30,499			$29,979
Net spread (b)			3.59%			3.61%			3.88%
Net yield on interest earning assets (b)			4.04%			4.18%			4.42%
Tax equivalent adjustment on interest income		741			738			725
Net interest income per income statement		$29,744			$29,761			$29,254

Ratio of interest earning assets to interest bearing liabilities			1.18%			1.19%			1.21%

(a)	Non-accrual loans and overdrafts are included in the average balances of loans.
(b)	Fully tax-equivalent basis; 34% tax rate.

The following tables demonstrate the effect of volume and rate changes on net interest income on a taxable equivalent basis for the past two years. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Nonaccrual loans are included in total loans.

	2008 compared to 2007			2007 compared to 2006
	Increase (decrease) due to: (a)			Increase (decrease) due to: (a)
In thousands of dollars	Volume	Rate	Net	Volume	Rate	Net
Interest earned on:
Federal funds sold	$(40)	$(103)	$(143)	$(37)	$(51)	$(88)
Taxable securities	(305)	(124)	(429)	(334)	535	201
Tax exempt securities (b)	22	(19)	3	43	33	76
Taxable loans	2,818	(6,815)	(3,997)	4,425	(28)	4,397
Tax exempt loans (b)	(24)	1	(23)	(2)	7	5
Total interest income	$2,471	$(7,060)	$(4,589)	$4,095	$496	$4,591
Interest expense on:
NOW and savings deposits	$466	$(3,038)	$(2,572)	$39	$609	$648
CDs $100,000 and over	109	(894)	(785)	1,312	425	1,737
Other interest bearing deposits	48	(1,357)	(1,309)	541	813	1,354
Short term borrowings	26	(106)	(80)	130	(17)	113
Long term borrowings	243	(72)	171	166	51	217
Total interest expense	$892	$(5,467)	$(4,575)	$2,188	$1,881	$4,069

Net change in net interest income	$1,579	$(1,593)	$(14)	$1,907	$(1,385)	$522

(a)	The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Provision for Loan Losses
Continuing stresses within the economy and their resulting impact on borrowers has resulted in continued increases in the Company's provision for loan losses. The increases reflect ongoing declines in borrowers' ability to repay loans, in large part due to pressures on cashflows and from declining collateral values.

The provision for 2008 was $14.6 million, up from $8.6 million for 2007. This provision provides for currently anticipated losses inherent in the current portfolio. Additional information regarding the provision for loan losses is included in the Credit Quality discussion above.

Noninterest Income
Total noninterest income declined 1.0% in 2008 over 2007, compared to an increase of 12.1% in 2007. The following table summarizes changes in noninterest income by category for 2008 and 2007, in thousands of dollars where appropriate.

Change in Categories of Noninterest Income
	2008	2007	Change	2006	Change
Service charges on deposit accounts	$3,381	$3,579	-5.5%	$3,364	6.4%
Wealth Management fee income	4,343	4,801	-9.5%	4,762	0.8%
Gains (losses) on securities transactions	(18)	9	-300.0%	12	-25.0%
Income from loan sales and servicing	2,187	1,749	25.0%	906	93.0%
ATM, debit and credit card fee income	2,257	2,118	6.6%	1,905	11.2%
Bank owned life insurance	486	461	5.4%	408	13.0%
Other fee income	874	935	-6.5%	818	14.3%
Total Noninterest Income	$13,510	$13,652	-1.0%	$12,175	12.1%

Service charges on deposit accounts were down 5.5% in 2008, compared to an increase of 6.4% in 2007 over 2006. This is in spite of the Company's deposit growth of 5.7% in 2008 and growth of 14.9% in noninterest bearing deposit account balances. During 2008, the Banks improved on-line balance reporting to clients, helping them to better manage their deposit balances. This has resulted in some decrease in deposit service charges, particularly NSF and overdraft fees.

The Wealth Management Group of UBT provides a relatively large component of the Company's noninterest income. Wealth Management income includes Trust fee income and income from the sale of nondeposit investment products within the banking offices. Wealth Management income was down 9.5% in 2008 compared to 2007. This decline in income reflects significant reduction in market value of assets managed by the Wealth Management Group, in spite of new account growth. This compares to an increase of 0.8% in 2007 over 2006. Assets managed by the department at December 31, 2008 were $580.8 million, down from $729.7 million at the end of 2007.

Income from the sale and servicing increased 25.0% in 2008 compared to 2007, in spite of a reduction in servicing income resulting from the impairment of mortgage servicing rights. The Banks generally market their production of fixed rate long-term residential mortgages in the secondary market, and retain adjustable rate mortgages for their portfolios. The Company maintains a portfolio of sold residential real estate mortgages, which it continues to service. This servicing provides ongoing income for the life of the loans. As a result of declining market values of servicing rights, the Company recognized impairment of $521,000 in its servicing portfolio during 2008. No write-downs in mortgage servicing rights were required in 2007 as a result of impairment or other reasons.

The Banks continue to experience strong volume in conventional residential real estate mortgage loans, particularly with regard to the volume of loans sold on the secondary market. Loans serviced consist primarily of residential mortgages sold on the secondary market. In addition, a small number of loans originated by United Structured Finance are typically sold on the secondary market, and gains on the sale of those loans contributed to the increase income from loan sales and servicing. USFC revenue provides additional diversity to the Company's income stream, and provides additional financing alternatives to clients and non-clients of the Banks.

ATM, debit and credit card fee income continues to provide a steady source of noninterest income for the Company. The Banks operate nineteen ATMs throughout their market areas, and Bank clients are active users of debit cards. The Banks continue to receive ongoing fee income from credit card referrals and operation of its credit card merchant business. Income from these areas was up 6.6% in 2008 over 2007, compared to an increase of 11.2% in 2007 over 2006.

Income from bank-owned life insurance increased 5.4% in 2008 compared to 2007, following growth of 13.0% in 2007 compared to 2006. The improvement in 2008 reflects increases in interest crediting rates during the year and some minor restructuring of BOLI holdings. Other fee income during the year consisted primarily of income from various fee-based banking services, such as sale of official checks, wire transfer fees, safe deposit box income, sweep account and other fees. This category of noninterest income declined by 6.5% in 2008, following growth of 14.3% from 2006 to 2007. The decline in 2008 was primarily attributable to a reduction in the amount of business sweep account fees assessed due to a shift in balances from sweep accounts to deposits.

Noninterest Expense
The following table summarizes changes in the Company's noninterest expense by category for 2008 and 2007, in thousands of dollars where applicable.

Change in Categories of Noninterest Expense
	2008	2007	Change	2006	Change
Salaries and employee benefits	$16,333	$14,862	9.9%	$15,037	-1.2%
Occupancy and equipment expense, net	4,874	4,724	3.2%	4,344	8.7%
External data processing	1,755	1,605	9.3%	1,537	4.4%
Advertising and marketing	1,191	1,193	-0.2%	1,063	12.2%
Attorney, accounting and other professional fees	1,020	1,070	-4.7%	1,266	-15.5%
Director fees	397	413	-3.9%	447	-7.6%
Expenses relating to ORE property	639	169	278.8%	39	335.6%
Other losses	214	356	-39.9%	126	182.5%
FDIC Insurance costs	408	221	84.6%	75	194.7%
Other expense	3,132	2,946	6.3%	2,980	-1.1%
Total Noninterest Expense	$29,963	$27,559	8.7%	$26,914	2.4%

Total noninterest expenses were up 8.7% in 2008, compared to an increase of 2.4% in 2007 over 2006. Salaries and benefits are the organization's largest single area of expense. During 2008, this category of expense increased by 9.9%, following a decline of 1.2% in 2007 from 2006 levels. Expenses for 2008 and 2007 include minimal amounts of incentive compensation payments, and that contributed to the decline in costs from 2006 to 2007. In 2008, increases reflect increases in staff to support noninterest income growth, in addition to normal increases in wages and the cost of benefits.

The increase of 3.2% in occupancy and equipment expense for 2008 over 2007 levels reflects ongoing investment in technology and equipment. There were no physical additions to the Company's facilities during 2008. External data processing costs were up in 2008 over 2007, primarily reflecting increases related to processing of ATM, credit card and internet banking transactions, resulting from increased volume in these areas.

Advertising and marketing expenses were flat in 2008, following an increase of 12.2% in 2007 over 2006 levels. Attorney, accounting and other professional fees were down 4.7% from 2007 levels, following a reduction of 15.5% in 2007.

Expenses related to ORE property continue to make up a larger portion of the Company's expenses. Those expenses include write-downs of the value and losses on the sale of property held as other real estate, along with costs to maintain and carry those properties. The increase of 278.8% in 2008 over 2007 reflects the Banks' experience with increased foreclosures resulting from the weakened economy. Other losses were down from the levels experienced in 2007. These losses include fraud losses, losses on closed accounts and other similar losses. FDIC insurance costs increased by 84.6% in 2008 over 2007, and Management anticipates significant increases in FDIC insurance costs during 2009 as a result of increased premiums and the exhaustion of credits during 2008. Other expenses were up 6.3% in 2008 compared to 2007, with those expenses including shareholder and compliance expense, among others.

Federal Income Tax
The following chart shows the effective federal tax rates of the Company for the past three years, in thousands of dollars where applicable.

Effective Tax Rates	2008	2007	2006
Income (loss) before tax	$(1,316)	$7,217	$12,392
Federal income tax	(1,280)	1,635	3,420
Effective federal tax rate	97.3%	22.7%	27.6%

The Company's effective tax rate for 2008 is not meaningful, as low earnings levels combined with United's levels of tax-exempt income, resulting in an income tax benefit for the year. Income from bank owned life insurance and tax credits from participation in a low-income housing partnership helps to reduce the Company's federal income taxes. Tax-exempt income continues to be a significant factor in the tax calculation for the Company, due to the percentage of the investment portfolio carried in tax-exempt municipal securities and loans. The Banks intend to continue to invest in tax-exempt assets as long as liquidity, safety and tax equivalent yields make them an attractive alternative.

Liquidity, Funds Management and Market Risk

Liquidity
The Banks monitor their liquidity position regularly, and are in compliance with regulatory guidelines for liquidity. While loan and deposit cash flows are determined to a large extent by the actions of its clients, the Company is able to control its cash flows with regard to borrowings and investments. The Company has a number of liquidity sources other than client deposits, including federal funds and other lines of credit with correspondent banks, securities available for sale, board authorized brokered deposit capacity, and borrowing capacity with the FHLB. Information concerning available lines is contained in Note 10 of the Notes to Consolidated Financial Statements.

During 2008, a number of factors played a role in the Company's current and potential liquidity sources. Loan demand remained strong, while competition for deposits increased as certain larger competitors were confronting a liquidity crisis. Also during the year, one large correspondent bank eliminated the Company's fed funds line, as it did with many other community banks.

These challenges caused the Company to be proactive in identifying other sources of liquidity and establishing additional internal measures with regard to liquidity. In addition to putting in place borrowing capability at the Fed discount window, the Company elected in December 2008 to participated in the FDIC debt guaranty program. Under the program, The FDIC will guarantee, through June 30, 2012, newly issued senior unsecured debt with a stated maturity of more than 30 days that is issued prior to June 30, 2009. United had no senior unsecured debt at September 30, 2008. As a result, the Company's limit under the Debt Guarantee Program is $14.9 million, which is based on 2% of consolidated total liabilities at September 30.

Throughout 2008, the Company participated in the federal funds market; at times as a provider of funds and at other times as a purchaser. Funding needs varied throughout the year, and overall, the Company's average net excess funds during 2008 were $771,000. For 2008, net loans increased by $46.5 million, and total investments declined by $805,000. This funding need was satisfied primarily by deposit growth of $38.0 million in 2008 and a net increase in FHLB advances of $5.4 million.

In 2008, the FDIC addressed depositor concerns for the safety of deposits, and increased its coverage of deposits at FDIC-insured institutions until December 31, 2009. In addition, in October of 2008, the FDIC announced its temporary Transaction Account Guarantee Program, which provides full coverage for non-interest bearing transaction deposit accounts at FDIC insured institutions that participate in the program. The transaction account guarantee applies to all personal and business checking deposit accounts that do not earn interest at participating institutions. This unlimited insurance coverage is temporary and will remain in effect for participating institutions until December 31, 2009. Both of these FDIC changes have helped the Banks to attract and retain deposits. The Company also participates in the CDARs network, which allows participating institutions to further enhance FDIC coverage of deposits.

Funds Management and Market Risk
The composition of the Company's balance sheet consists of investments in interest earning assets (loans and investment securities) that are funded by interest bearing liabilities (deposits and borrowings). These financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk.

Policies of the Company place strong emphasis on stabilizing net interest margin while managing interest rate, liquidity and market risks, with the goal of providing a sustained level of satisfactory earnings. The Funds Management, Investment and Loan policies provide direction for the flow of funds necessary to supply the needs of depositors and borrowers. Management of interest sensitive assets and liabilities is also necessary to reduce interest rate risk during times of fluctuating interest rates.

Interest rate risk is the exposure of the Company's financial condition to adverse movements in interest rates. It results from differences in the maturities or timing of interest adjustments of the Company's assets, liabilities and off-balance-sheet instruments; from changes in the slope of the yield curve; from imperfect correlations in the adjustment of interest rates earned and paid on different financial instruments with otherwise similar repricing characteristics; and from interest rate related options embedded in the Company's products such as prepayment and early withdrawal options.

A number of measures are used to monitor and manage interest rate risk, including interest sensitivity and income simulation analyses. An interest sensitivity model is the primary tool used to assess this risk, with supplemental information supplied by an income simulation model. The simulation model is used to estimate the effect that specific interest rate changes would have on twelve months of pretax net interest income assuming an immediate and sustained up or down parallel change in interest rates of 300 basis points. Key assumptions in the models include prepayment speeds on mortgage related assets; cash flows and maturities of financial instruments; changes in market conditions, loan volumes and pricing; and management's determination of core deposit sensitivity. These assumptions are inherently uncertain and, as a result, the models cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes and changes in market conditions.

The Funds Management Committee is also responsible for evaluating and anticipating various risks other than interest rate risk. Those risks include prepayment risk, pricing for credit risk and liquidity risk. The Committee is made up of senior members of management, and continually monitors the makeup of interest sensitive assets and liabilities to assure appropriate liquidity, maintain interest margins and to protect earnings in the face of changing interest rates and other economic factors.

The Funds Management policy provides for a level of interest sensitivity that, Management believes, allows the Company to take advantage of opportunities within the market relating to liquidity and interest rate risk, allowing flexibility without subjecting the Company to undue exposure to risk. In addition, other measures are used to evaluate and project the anticipated results of Management's decisions.

The following table shows the rate sensitivity of earning assets and interest bearing liabilities as of December 31, 2008. Loans and investments are categorized using the earlier of their scheduled payment, call, or repricing dates, where applicable. Savings, NOW and money market deposit accounts are considered to be immediately repriceable. All other liabilities are reported by their scheduled maturities, and no adjustments for possible prepayments are included in the table.

Interest Sensitivity Summary
In thousands of dollars	0-3 Mo.	4-12 Mo.	1-5 Yrs	5-10 Yrs	Over 10 Years	Total
Securities	$14,077	$12,164	$43,019	$14,728	$1,105	$85,093
Loans	306,303	53,745	278,462	45,990	17,507	702,007
Total earning assets	$320,380	$65,909	$321,480	$60,718	$18,612	$787,099

Interest bearing deposits	$396,680	$124,760	$98,621	$-	$-	$620,062
Other borrowings	14,409	6,028	27,637	237	1,724	50,036
Total interest bearing liabilities	$411,090	$130,789	$126,258	$237	$1,724	$670,098
Net asset (liability) interest sensitivity exposure	$(90,710)	$(64,880)	$195,222	$60,482	$16,888	$117,002

Cumulative net asset (liability) exposure	$(90,710)	$(155,590)	$39,632	$100,114	$117,002
Cumulative ratio of asset to liability exposure	0.78	0.71	1.06	1.15	1.17	to one
Cumulative exposure as a percent of total assets	-10.9%	-18.7%	4.8%	12.0%	14.1%

We conducted multiple simulations as of December 31, 2008, in which it was assumed that changes in market interest rates occurred ranging from up 300 basis points to down 200 basis points in equal quarterly installments over the next twelve months. The following table reflects the suggested impact on net interest income over the next twelve months in comparison to estimated net interest income based on our balance sheet structure, including the balances and interest rates associated with our specific loans, securities, deposits and borrowed funds as of December 31, 2008. The resulting estimates are within our policy parameters established to manage and monitor interest rate risk.

	Change in Net Interest Income
In thousands of dollars	$	%
Interest Rate Scenario
Interest rates down 200 basis points	(3,167)	-12.1%
Interest rates down 100 basis points	(1,535)	-5.9%
No change in interest rates	-	0.0%
Interest rates up 100 basis points	1,297	4.9%
Interest rates up 200 basis points	2,514	9.6%
Interest rates up 300 basis points	3,534	13.5%

In addition to changes in interest rates, the level of future net interest income is also dependent on a number of other variables, including the growth, composition and levels of loans, deposits and other earnings assets and interest-bearing liabilities, level of nonperforming assets, economic and competitive conditions, potential changes in lending, investing and deposit gathering strategies, client preferences and other factors.

Capital Resources

The common stock of the Company is quoted on the Over the Counter Bulletin Board as UBMI. As was the case with much of the financial services industry, the stock of the Company has experienced significant price declines during 2008. In addition, the Company lowered its quarterly cash dividend amounts and suspended its stock buyback program that was implemented early in 2007. It has been the policy of the Company to pay 30% to 45% of net earnings as cash dividends to shareholders. As a result of the significant decline in earnings and as a capital preservation measure, the Company reduced its quarterly dividend from $0.20 to $0.10 in the fourth quarter of 2008 and further reduced the dividend to $0.02 in the first quarter of 2009. Book value of the Company's stock declined from $14.33 at December 31, 2007 to $13.75 at the end of 2008.

The ratios of average equity to average assets of the Banks and the Company declined from 2007 levels, primarily as a result of the reduction of earnings in 2008 and from a dividend payout exceeding earnings. At the same time, the Company's capital ratios exceed the levels required to be considered "well-capitalized" by its regulators. The table in Note 18 of the Notes to Consolidated Financial Statements details the capital ratios of the Company.

In 2008, the Company applied to participate in the United States Department of Treasury Capital Purchase Program ("CPP"). This program is designed to promote confidence in the banking system, invigorate lending, and assist in consolidation of weaker financial institutions into stronger institutions. Treasury and federal banking regulators have encouraged strong institutions such as United to participate in this voluntary program.

In January of 2009, United sold to Treasury 20,600 shares of United's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which will pay cumulative dividends at a rate of 5% for the first five years and 9% thereafter. United also issued to Treasury a 10-year Warrant to purchase 311,492 shares of United common stock at an exercise price of $9.92 per share. United will have the right to redeem the preferred stock at any time after three years. Terms of the preferred stock and warrants are set by Treasury and are standardized for most institutions participating in the CPP.

Participating in the CPP will provide United with additional capital to grow organically through increased lending and to pursue future strategic acquisition opportunities. The additional capital provided through the CPP is expected to enhance the company's balance sheet and its ability to pursue its disciplined growth strategy, which includes expanding existing client relationships, adding new clients and pursuing future strategic acquisition opportunities.

Contractual Obligations

The following table details the Company's known contractual obligations at December 31, 2008, in thousands of dollars:

	Payments due by period
Contractual Obligations	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Long term debt (FHLB advances)	$18,438	$17,563	$12,073	$1,961	$50,036
Operating lease arrangements	968	1,911	1,959	3,028	7,866
Purchase agreements	-	-	-	-	-
Total	$19,406	$19,474	$14,032	$4,989	$57,902

Critical Accounting Policies

Generally accepted accounting principles are complex and require Management to apply significant judgments to various accounting, reporting and disclosure matters. The Company's Management must use assumptions and estimates to apply these principles where actual measurement is not possible or practical. For a complete discussion of the Company's significant accounting policies, see "Notes to the Consolidated Financial Statements" on pages A-26 to A-31 of the Company's Annual Report on Form 10-K for the year ended December 31, 2008. Certain policies are considered critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the financial statements. Management has reviewed the application of these policies with the Audit Committee of the Company's Board of Directors.

Allowance for Credit Losses
The allowance for credit losses provides coverage for probable losses inherent in the Company's loan portfolio. Management evaluates the adequacy of the allowance for credit losses each quarter based on changes, if any, in underwriting activities, the loan portfolio composition (including product mix and geographic, industry or customer-specific concentrations), trends in loan performance, regulatory guidance and economic factors. This evaluation is inherently subjective, as it requires the use of significant management estimates. Many factors can affect management's estimates of specific and expected losses, including volatility of default probabilities, rating migrations, loss severity and economic and political conditions. The allowance is increased through provisions charged to operating earnings and reduced by net charge-offs.

The Company determines the amount of the allowance based on relative risk characteristics of the loan portfolio. The allowance recorded for commercial loans is based on reviews of individual credit relationships and an analysis of the migration of commercial loans and actual loss experience. The allowance recorded for homogeneous consumer loans is based on an analysis of loan mix, risk characteristics of the portfolio, fraud loss and bankruptcy experiences, and historical losses, adjusted for current trends, for each homogeneous category or group of loans. The allowance for credit losses relating to impaired loans is based on the loan's observable market price, the collateral for certain collateral-dependent loans, or the discounted cash flows using the loan's effective interest rate.

Regardless of the extent of the Company's analysis of client performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a client's financial condition or changes in their unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends. Volatility of economic or client-specific conditions affecting the identification and estimation of losses for larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogenous groups of loans are among other factors. The Company estimates a range of inherent losses related to the existence of these exposures. The estimates are based upon the Company's evaluation of imprecision risk associated with the commercial and consumer allowance levels and the estimated impact of the current economic environment.

Loan Servicing Rights
Loan servicing rights ("LSRs") associated with loans originated and sold, where servicing is retained, are capitalized and included in other intangible assets in the consolidated balance sheet. The value of the capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans in the portfolio. Critical accounting policies for LSRs relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of LSRs requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Events that may significantly affect the estimates used are changes in interest rates, mortgage loan prepayment speeds and the payment performance of the underlying loans. The carrying value of the LSRs is periodically reviewed for impairment based on a determination of fair value. For purposes of measuring impairment, the servicing rights are compared to a valuation prepared based on a discounted cash flow methodology, utilizing current prepayment speeds and discount rates. Impairment, if any, is recognized through a valuation allowance and is recorded as amortization of intangible assets.

Goodwill and Other Intangibles
The Company records all assets and liabilities acquired in purchase acquisitions, including goodwill and other intangibles, at fair value as required by SFAS 141. Goodwill is subject, at a minimum, to annual tests for impairment. Other intangible assets are amortized over their estimated useful lives using straight-line and accelerated methods, and are subject to impairment if events or circumstances indicate a possible inability to realize the carrying amount. The initial goodwill and other intangibles recorded and subsequent impairment analysis requires management to make subjective judgments concerning estimates of how the acquired asset will perform in the future. Events and factors that may significantly affect the estimates include, among others, customer attrition, changes in revenue growth trends, specific industry conditions and changes in competition.

At the end of 2008, the Company contracted for an independent evaluation of potential impairment of its goodwill. This in-depth evaluation determined that goodwill currently on the Company's books is not impaired. This finding is primarily supported by deal value to book value of equity multiples paid in recent comparable whole bank/holding company merger and acquisition transactions. Further evidence for goodwill non-impairment is found in the continued strong underlying financial foundations of the Company's long-term economic value. The Company will continue to perform regular evaluations of its goodwill for potential changes in its value.

Report of Independent Registered Public Accounting Firm

United Bancorp, Inc. and Subsidiaries

Audit Committee, Board of Directors and Shareholders
United Bancorp, Inc.
Tecumseh, MI

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2008. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the Unites States of America.

As discussed in Note 17, the Company changed its method of accounting for fair value measurements in accordance with Statement of Financial Accounting Standards No. 157 in 2008.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), United Bancorp's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February, 25, 2009, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

BKD, LLP

Indianapolis, Indiana
February 25, 2009

Consolidated Balance Sheets United Bancorp, Inc. and Subsidiaries
	December 31,
In thousands of dollars	2008	2007
Assets
Cash and demand balances in other banks	$18,472	$17,996
Federal funds sold	-	11,130
Total cash and cash equivalents	18,472	29,126

Securities available for sale	85,093	85,898

Loans held for sale	4,988	5,770

Portfolio loans	697,019	644,530
Less allowance for loan losses	18,312	12,306
Net portfolio loans	678,707	632,224

Premises and equipment, net	13,205	13,160
Goodwill	3,469	3,469
Bank-owned life insurance	12,447	11,961
Accrued interest receivable and other assets	16,012	14,079
Total Assets	$832,393	$795,687

Liabilities
Deposits
Noninterest bearing deposits	$89,487	$77,878
Interest bearing certificates of deposit of $100,000 or more	132,139	122,266
Other interest bearing deposits	487,923	471,393
Total deposits	709,549	671,537

FHLB advances payable	50,036	44,611
Accrued interest payable and other liabilities	3,357	6,572
Total Liabilities	762,942	722,720

Commitments and Contingent Liabilities

Shareholders' Equity
Preferred stock, no par value; 2,000,000 shares authorized, no shares outstanding	-	-
Common stock and paid in capital, no par value; 10,000,000 shares authorized; 5,052,573 and 5,092,230 shares issued and outstanding	67,340	67,860
Retained earnings	1,193	4,814
Accumulated other comprehensive income, net of tax	918	293
Total Shareholders' Equity	69,451	72,967
Total Liabilities and Shareholders' Equity	$832,393	$795,687

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Operations United Bancorp, Inc. and Subsidiaries
	For the years ended December 31,
In thousands of dollars, except per share data	2008	2007	2006
Interest Income
Interest and fees on loans	$43,288	$47,301	$42,900
Interest on securities
Taxable	2,164	2,593	2,392
Tax exempt	1,461	1,469	1,405
Interest on federal funds sold	128	271	359
Total interest income	47,041	51,634	47,056

Interest Expense
Interest on deposits	14,964	19,631	15,890
Interest on fed funds and other short term borrowings	96	175	62
Interest on FHLB advances	2,237	2,067	1,850
Total interest expense	17,297	21,873	17,802
Net Interest Income	29,744	29,761	29,254
Provision for loan losses	14,607	8,637	2,123
Net Interest Income After Provision for Loan Losses	15,137	21,124	27,131

Noninterest Income
Service charges on deposit accounts	3,381	3,579	3,364
Wealth Management fee income	4,343	4,801	4,762
Gains (losses) on securities transactions	(18)	9	12
Income from loan sales and servicing	2,187	1,749	906
ATM, debit and credit card fee income	2,257	2,118	1,905
Income from bank-owned life insurance	486	461	408
Other income	874	935	818
Total noninterest income	13,510	13,652	12,175

Noninterest Expense
Salaries and employee benefits	16,333	14,862	15,037
Occupancy and equipment expense, net	4,874	4,724	4,344
External data processing	1,755	1,605	1,537
Advertising and marketing	1,191	1,193	1,063
Attorney, accounting and other professional fees	1,020	1,070	1,266
Director fees	397	413	447
Expenses relating to ORE property	639	169	39
Other losses	214	356	126
FDIC Insurance costs	408	221	75
Other expense	3,132	2,946	2,980
Total noninterest expense	29,963	27,559	26,914
Income (Loss) Before Federal Income Tax	(1,316)	7,217	12,392
Federal income tax	(1,280)	1,635	3,420
Net Income (Loss)	$(36)	$5,582	$8,972

Basic and diluted earnings (loss) per share	(0.01)	1.06	1.69

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows United Bancorp, Inc. and Subsidiaries
	For the years ended December 31,
In thousands of dollars	2008	2007	2006
Cash Flows from Operating Activities
Net income (loss)	$(36)	$5,582	$8,972

Adjustments to Reconcile Net Income to Net Cash from Operating Activities
Depreciation and amortization	1,679	1,390	1,520
Provision for loan losses	14,607	8,637	2,123
Gain on sale of loans	(2,229)	(1,248)	(563)
Proceeds from sales of loans originated for sale	120,027	70,931	39,627
Loans originated for sale	(117,016)	(69,681)	(43,776)
(Gain) Loss on securities transactions	18	(9)	(12)
Deferred income taxes	(2,036)	(1,290)	(414)
Stock option expense	137	205	222
Increase in cash surrender value on bank owned life insurance	(486)	(461)	(408)
Change in investment in limited partnership	(116)	(36)	107
Change in accrued interest receivable and other assets	1,607	588	(632)
Change in accrued interest payable and other liabilities	(2,969)	(779)	1,622
Total adjustments	13,223	8,247	(584)
Net cash from operating activities	13,187	13,829	8,388

Cash Flows from Investing Activities
Securities available for sale
Purchases	(46,896)	(13,980)	(40,177)
Sales	214	-	164
Maturities and calls	44,526	19,495	42,711
Principal payments	3,840	4,898	5,439
Net increase in loans	(63,334)	(54,829)	(40,353)
Net premises and equipment expenditures	(1,386)	(1,226)	(1,468)
Net cash from investing activities	(63,036)	(45,642)	(33,684)

Cash Flows from Financing Activities
Net change in deposits	38,012	43,535	37,350
Net change in short term borrowings	-	(77)	(6,299)
Principal payments on other borrowings	(8,575)	(21,364)	(8,033)
Proceeds from other borrowings	14,000	25,030	6,750
Purchase of common stock	(831)	(3,873)	-
Proceeds from other common stock transactions	133	425	305
Dividends paid	(3,544)	(4,113)	(3,817)
Net cash from financing activities	39,195	39,563	26,256
Net Change in Cash and Cash Equivalents	(10,654)	7,750	960
Cash and cash equivalents at beginning of year	29,126	21,376	20,416
Cash and Cash Equivalents at End of Year	$18,472	$29,126	$21,376

Supplemental Disclosures:
Interest paid	$19,060	$20,677	$17,186
Income tax paid	2,163	3,271	3,655
Loans transferred to other real estate	2,244	2,110	779

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity United Bancorp, Inc. and Subsidiaries For the years ended December 31, 2008, 2007, 2006
In thousands of dollars, except per share data	Shares Outstanding	Common Stock (1)	Retained Earnings	AOCI (2)	Total
Balance, January 1, 2006	4,986,476	$63,186	$4,705	$(269)	$67,622
Net income, 2006			8,972		8,972
Other comprehensive income (loss):
Net change in unrealized gains (losses) on securities available for sale, net of reclass adjustments for realized gains (losses) and related taxes				337	337
Total comprehensive income					9,309

Cash dividends declared, $0.551 per share			(2,894)		(2,894)
Five percent stock dividend declared	249,944	7,280	(7,280)		-
Common stock transactions	11,012	277			277
Tax effect of options exercised		28			28
Director and management deferred stock plans		304	(110)		194
Balance, December 31, 2006	5,247,432	$71,075	$3,393	$68	$74,536
Net income, 2007			5,582		5,582
Other comprehensive income (loss):
Net change in unrealized gains (losses) on securities available for sale, net of reclass adjustments for realized gains (losses) and related taxes				225	225
Total comprehensive income					5,807

Cash dividends declared, $0.79 per share			(4,113)		(4,113)
Common stock transactions	25,551	423			423
Purchase of common stock	(180,753)	(3,873)			(3,873)
Tax effect of options exercised		20			20
Director and management deferred stock plans		215	(48)		167
Balance, December 31, 2007	5,092,230	$67,860	$4,814	$293	$72,967
Net loss, 2008			(36)		(36)
Other comprehensive income (loss):
Net change in unrealized gains (losses) on securities available for sale, net of reclass adjustments for realized gains (losses) and related taxes				625	625
Total comprehensive income					589

Cash dividends declared, $0.70 per share			(3,544)		(3,544)
Common stock transactions	2,984	137			137
Purchase of common stock	(42,641)	(831)			(831)
Director and management deferred stock plans		174	(41)		133
Balance, December 31, 2008	5,052,573	$67,340	$1,193	$918	$69,451

(1)	Includes Paid In Capital
(2)	Accumulated Other Comprehensive Income (Loss), Net of Tax

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
United Bancorp, Inc. and Subsidiaries

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation
The consolidated financial statements include the accounts of United Bancorp, Inc. and its wholly owned subsidiaries, United Bank & Trust, United Bank & Trust - Washtenaw and United Structured Finance Company, after elimination of significant intercompany transactions and accounts. The Company is engaged 100% in the business of commercial and retail banking, including trust and investment services, with operations conducted through its offices located in Lenawee, Washtenaw, and Monroe Counties in southeastern Michigan. These counties are the source of substantially all of the Company's deposit, loan, trust and investment activities.

Use of Estimates
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period as well as affecting the disclosures provided. Actual results could differ from those estimates. The allowance for loan losses, goodwill, loan servicing rights and the fair values of financial instruments are particularly subject to change.

Securities
Securities available for sale consist of bonds and notes that might be sold prior to maturity. Securities classified as available for sale are reported at their fair values and the related net unrealized holding gain or loss is reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity. Realized gains or losses are based upon the amortized cost of the specific securities sold.

Loans Held for Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

Loans
Loans that Management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and the allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Loans are placed on non-accrual status at ninety days or more past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

Allowance for Loan Losses
The allowance for loan losses is maintained at a level believed adequate by Management to absorb probable incurred credit losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, amount and composition of the loan portfolio, and other factors. The allowance is increased by provisions for loan losses charged to income. Loan losses are charged against the allowance when Management believes the uncollectability of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance. Loan impairment is reported when full payment under the loan terms is not expected. Impaired loans are carried at the present value of estimated future cash flows using the loan's existing rate, or the fair value of collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require increase, such increase is reported as a component of the provision for loan losses. Loans are evaluated for impairment when payments are delayed or when the internal grading system indicates a substandard or doubtful classification.

Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When credit analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, including the Banks' loans to the borrower, the loan is evaluated for impairment. Often this is associated with a delay or shortfall of payments of thirty days or more. Loans are generally moved to nonaccrual status when ninety days or more past due or in bankruptcy. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. This typically occurs when the loan is 120 or more days past due unless the loan is both well-secured and in the process of collection.

Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation. The provisions for depreciation are computed principally by the straight-line method, based on useful lives of ten to forty years for premises and three to eight years for equipment.

Other Real Estate Owned
Other real estate consists of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure and property acquired for possible future expansion. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value, less estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed and the real estate is carried at the lower of cost basis or fair value, less estimated selling costs. The historical average holding period for such properties is less than eighteen months. As of December 31, 2008 and 2007, other real estate owned totaled $3,386,000 and $2,253,000, and is included in other assets on the consolidated balance sheets.

Goodwill
Goodwill is tested annually for impairment, or more frequently if events indicate that the asset might be impaired. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Servicing Rights
Servicing rights are recognized as assets for the allocated value of retained servicing on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates, remaining loan terms and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Long-term Assets
Long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are written down to discounted amounts.

Income Tax
The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates, adjusted for allowances made for uncertainty regarding the realization of deferred tax assets. The Company has no uncertain tax positions as defined by Financial Accounting Standards Board Interpretation No. 48.

Earnings Per Share
Amounts reported as earnings per share are based upon the weighted average number of shares outstanding plus the weighted average number of contingently issuable shares associated with the Directors' and Senior Management Group's deferred stock plans. In 2007, the company paid a 100% stock dividend and in 2006, the Company paid a five percent stock dividend. Earnings per share, dividends per share, and weighted average shares have been restated to reflect the stock dividends.

Stock Based Compensation
At December 31, 2008, the Company has a stock-based employee compensation plan, which is described more fully in Note 16. Effective January 1, 2006 the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, "Share Based Payment".

Statements of Cash Flows
For purposes of this Statement, cash and cash equivalents include cash on hand, demand balances with banks, and federal funds sold. Federal funds are generally sold for one-day periods. The Company reports net cash flows for client loan and deposit transactions, deposits made with other financial institutions, and short-term borrowings with an original maturity of ninety days or less.

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes net unrealized gains and losses on securities available for sale, net of tax, which are also recognized as separate components of shareholders' equity.

Industry Segment
The Company and its subsidiaries are primarily organized to operate in the banking industry. Substantially all revenues and services are derived from banking products and services in southeastern Michigan. While the Company's chief decision makers monitor various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by Management to be aggregated in one business segment.

Recently Issued Accounting Standards
Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("SFAS 157"). Effective January 1, 2008, the Corporation adopted SFAS 157 for existing fair value measurement requirements related to financial and nonfinancial assets and liabilities. SFAS 157 establishes a hierarchy to be used in performing measurements of fair value. Additionally, SFAS 157 emphasizes that fair value should be determined from the perspective of a market participant while also indicating that valuation methodologies should first reference available market data before using internally developed assumptions. SFAS 157 also provides expanded disclosure requirements regarding the effects of fair value measurements on the financial statements. The adoption of SFAS 157 did not have a material impact on the consolidated financial condition or results of operations, or liquidity.

On October 10, 2008 the Financial Accounting Standards Board ("FASB") issued FSP FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" ("FSP FAS 157-3"). FSP FAS 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key consideration in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. The Corporation adopted FSP FAS 157-3 for the period ended September 30, 2008 and the adoption did not have any significant impact on consolidated statements of financial position, consolidated statement of operations, or disclosures.

Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"). In February 2007, the FASB issued SFAS 159, which permits companies to elect to measure certain eligible items at fair value. Subsequent unrealized gains and losses on those items will be reported in earnings. Upfront costs and fees related to those items will be reported in earnings as incurred and not deferred. SFAS 159 is effective for fiscal years beginning after November 15, 2007.

Statement of Financial Accounting Standards No. 141 (Revised 2007), Business Combinations ("SFAS 141(R)"). During December 2007, the FASB issued SFAS 141(R). This Statement replaces SFAS 141 "Business Combinations" ("Statement 141"). SFAS 141(R) retains the fundamental requirements in Statement 141 that the acquisition method of accounting (called the 'purchase method') be used for all business combinations and for an acquirer to be identified for each business combination. This Statement defines the acquirer as the entity that obtains control of one or more businesses, including those sometimes referred to as "true mergers" or "mergers of equals" and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. This is broader than in Statement 141, which applied only to business combinations in which control was obtained by transferring consideration. This Statement requires an acquirer to recognize the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date.

SFAS 141(R) recognizes and measures the goodwill acquired in the business combination and defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and it requires the acquirer to recognize that excess as a gain attributable to the acquirer. In contrast, Statement 141 required the "negative goodwill" amount to be allocated as a pro rata reduction of the amounts assigned to assets acquired. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after December 15, 2008. An entity may not apply it before that date.

Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 ("SFAS 160"). During December 2007, the FASB issued SFAS 160 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statement, but separate from the parent's equity. Before the Statement was issued these so-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. The amount of consolidated net income attributable to the parent and to the noncontrolling interest must be clearly identified and presented in the consolidated statement of income. This Statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. Management does not anticipate that this Statement will have a material impact on the Corporation's consolidated financial condition or results of operations.

Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133 ("SFAS 161"). During March 2008, the FASB issued SFAS 161. SFAS 161 amends and expands the disclosure requirement of SFAS 133 No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments; (b) how derivative instrument and related hedged items are accounted for under SFAS 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. To meet those objectives, SFAS 161 requires qualitative disclosures about objectives and strategies for using derivative, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged.

Statement of Financial Accounting Standards, The Hierarchy of Generally Accepted Accounting Principles ("SFAS 162"). During May 2008, the FASB issued SFAS 162. This Statement identifies the sources of account principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States. This Statement is effective 60 days following the SEC approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles." Adoption of SFAS 162 will not be a change in the Corporation's current accounting practices; therefore, it will not have a material impact on the Corporation's consolidated financial condition or results of operations.

FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities ("FSP EITF 03-6-1"). During June 2008, the FASB issued FSP EITF 03-6-1. FSP EITF 03-6-1 clarifies whether instruments, such as restricted stock, granted in share-based payments are participating securities prior to vesting. Such participating securities must be included in the computation of earnings per share under the two-class method as described in SFAS No. 128, "Earnings per Share." FSP EITF 03-6-1 requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and requires a company to retrospectively adjust its earning per share data. Early adoption is not permitted. It is not expected that the adoption of FSP EITF 03-6-1 will have a material effect on consolidated results of operations or earnings per share.

Current Economic Conditions
The current economic environment presents financial institutions with unprecedented circumstances and challenges that in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, capital that could negatively impact the Company's ability to meet regulatory capital requirements and maintain sufficient liquidity.

NOTE 2 - RESTRICTIONS ON CASH AND DEMAND BALANCES IN OTHER BANKS

The Banks are subject to average reserve and clearing balance requirements in the form of cash on hand or balances due from the Federal Reserve Bank. These reserve balances vary depending on the level of client deposits in the Banks. The amount of reserve and clearing balances required at December 31, 2008 totaled approximately $590,000.

NOTE 3 - SECURITIES

The fair value of securities as of December 31, 2008 and 2007 are as follows, in thousands of dollars:

Securities Available for Sale	Fair Value	Gains	Losses
2008
U.S. Treasury and agency securities	$19,712	$641	$-
Mortgage backed agency securities	21,972	540	(14)
Obligations of states and political subdivisions	37,889	630	(258)
Corporate, asset backed and other securities	5,520	6	(155)
Total	$85,093	$1,817	$(427)

2007
U.S. Treasury and agency securities	$33,532	$183	$(25)
Mortgage backed agency securities	13,051	72	(65)
Obligations of states and political subdivisions	36,128	356	(131)
Corporate, asset backed and other securities	3,187	45	-
Total	$85,898	$656	$(221)

The Company's temporarily impaired investment securities as of December 31, 2008 and 2007 are shown below.

	Less than 12 Months		12 Months or Longer		Total
In thousands of dollars	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
2008
Mortgage backed agency securities	$-	$-	$1,984	$(14)	$1,984	$(14)
Obligations of states and political subdivisions	4,177	(115)	2,964	(143)	7,141	(258)
Corporate, asset backed and other securities	2,346	(155)	-	-	2,346	(155)
Total	$6,523	$(270)	$4,948	$(157)	$11,471	$(427)

2007
U.S. Treasury and agency securities	$2,010	$(24)	$2,997	$(1)	$5,007	$(25)
Mortgage backed agency securities	-	-	3,148	(65)	3,148	(65)
Obligations of states and political subdivisions	660	(6)	10,687	(125)	11,347	(131)
Total	$2,670	$(30)	$16,832	$(191)	$19,502	$(221)

Unrealized losses within the investment portfolio are temporary, as they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell any securities, although the entire investment portfolio is classified as available for sale.

Sales activities for securities for the years indicated are shown in the following table. All sales were of securities identified as available for sale.

In thousands of dollars	2008	2007	2006
Sales proceeds	$214	$-	$164
Gross gains on sales	15	-	-
Gross gains on calls	90	9	12
Loss from other than temporary impairment	(123)	-	-

Loss from other than temporary impairment for 2008 consisted of write-down of one equity security that was deemed to be impaired.

The fair value of securities available for sale by contractual maturity is shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Asset-backed securities are included in periods based on their estimated lives.

In thousands of dollars	Fair Value
As of December 31, 2008
Due in one year or less	$14,860
Due after one year through five years	55,440
Due after five years through ten years	10,600
Due after ten years	1,145
Equity securities	3,048
Total securities	$85,093

Securities carried at $8,780,000 and $8,529,000 as of December 31, 2008 and 2007 were pledged to secure deposits of public funds, funds borrowed, repurchase agreements, and for other purposes as required by law.

NOTE 4 - LOANS

The following table shows total loans outstanding at December 31, and the percentage change in balances from the prior year. All loans are domestic and contain no concentrations by industry or client.

In thousands of dollars	2008	% Change	2007	% Change
Personal	$112,095	14.3%	$98,075	7.8%
Business, including commercial mortgages	411,636	9.3%	376,637	14.9%
Tax exempt	2,533	-6.5%	2,709	-4.6%
Residential mortgage	90,343	5.0%	86,023	7.7%
Construction and development	80,412	-0.8%	81,086	-14.1%
Total loans	$697,019	8.1%	$644,530	8.1%

Accruing loans delinquent ninety days or more totaled $1,579,000 and $1,455,000 at December 31, 2008 and 2007. Non-accruing loans at December 31, 2008 and 2007 were $20,019,000 and $13,695,000.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses for the years ended December 31 follows:

In thousands of dollars	2008	2007	2006
Balance, January 1	$12,306	$7,849	$6,361
Loans charged off	(8,772)	(4,290)	(762)
Recoveries credited to allowance	171	110	127
Provision charged to operations	14,607	8,637	2,123
Balance, December 31	$18,312	$12,306	$7,849

Information regarding impaired loans for the years ended December 31 follows:

In thousands of dollars	2008	2007	2006
Average investment in impaired loans	$27,342	$17,031	$8,439
Interest income recognized on impaired loans	794	545	481
Interest income recognized on a cash basis	794	545	481

Balance of impaired loans at December 31	$37,206	$24,692	$10,219
Portion for which no allowance for loan losses is allocated	4,160	1,121	2,101
Portion for which an allowance for loan losses is allocated	33,046	23,571	8,118
Portion of allowance for loan losses allocated to impaired loans	8,126	6,055	2,044

NOTE 6 - LOAN SERVICING

Loans serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balance of loans serviced for others was $326,659,000 and $248,922,000 at December 31, 2008 and 2007. The balance of loans serviced for others related to servicing rights that have been capitalized was $324,643,000 and $249,270,000 at December 31, 2008 and 2007.

Unamortized cost of loan servicing rights included in accrued interest receivable and other assets on the consolidated balance sheet, for the years ended December 31 was as follows:

In thousands of dollars	2008		2007
	Commercial	Residential Mortgage	Commercial	Residential Mortgage
Balance, January 1	$29	$1,694	$-	$1,541
Amount capitalized	85	780	29	357
Amount amortized	(23)	(272)	-	(204)
Valuation allowance	(5)	(516)	-	-
Balance, December 31	$87	$1,686	$29	$1,694

There was no valuation allowance for years prior to 2008. Activity in the valuation allowance for 2008 was as follows:

In thousands of dollars	2008
	Commercial	Residential Mortgage
Balance, January 1	$-	$-
Additions	5	516
Deductions	-	-
Balance, December 31	$5	$516

The fair value of servicing rights subsequently measured using the amortization method was as follows at December 31:

In thousands of dollars	2008		2007
	Commercial	Residential Mortgage	Commercial	Residential Mortgage
Fair value, January 1	$29	$2,705	$-	$2,469
Fair value, December 31	87	1,686	29	2,705

NOTE 7 - PREMISES AND EQUIPMENT

Depreciation expense was approximately $1,371,000 in 2008, $1,281,000 in 2007 and $1,251,000 in 2006. Premises and equipment as of December 31 consisted of the following:

In thousands of dollars	2008	2007
Land	$1,863	$1,863
Buildings and improvements	14,630	14,536
Furniture and equipment	14,368	13,601
Total cost	30,861	30,000
Less accumulated depreciation	(17,656)	(16,840)
Premises and equipment, net	$13,205	$13,160

The company has several noncancellable operating leases, primarily for banking facilities that expire over the next fifteen years. The leases generally contain renewal options for periods ranging from one to five years. Rental expense for these leases was $988,000, $885,000 and $759,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

Future minimum lease payments under operating leases are shown in the table below:

In thousands of dollars
2009	$968
2010	950
2011	961
2012	966
2013	993
Thereafter	3,028
Total Minimum Lease Payments	$7,866

NOTE 8 - GOODWILL

The Company follows the provisions of Statement of Financial Accounting Standards No. 142 and Statement of Financial Accounting Standards No. 147 with regard to accounting and financial reporting for goodwill and other intangible assets. There was no impairment of goodwill in 2008, 2007 or 2006.

NOTE 9 - DEPOSITS

Information relating to maturities of time deposits as of December 31 is summarized below:

In thousands of dollars	2008	2007
Within one year	$175,655	$200,832
Between one and two years	54,616	46,961
Between two and three years	21,113	14,179
Between three and four years	6,480	2,061
Between four and five years	6,968	2,857
Total time deposits	$264,832	$266,890
Interest bearing time deposits in denominations of $100,000 or more	$132,139	$122,266

NOTE 10 - SHORT TERM BORROWINGS

The Company has several credit facilities in place for short term borrowing which are used on occasion as a source of liquidity. These facilities consist of borrowing authority totaling $25.9 million from correspondent banks to purchase federal funds on a daily basis. There were no fed funds purchased outstanding at December 31, 2008 and 2007.

The Banks may also enter into sales of securities under agreements to repurchase ("repurchase agreements"). These agreements generally mature within one to 120 days from the transaction date. U.S. Treasury, agency and other securities involved with the agreements are recorded as assets and are generally held in safekeeping by correspondent banks. Repurchase agreements are offered principally to certain clients as an investment alternative to deposit products. The maximum amount of outstanding agreements at any month end during 2007 totaled $77,000 and the daily average of such agreements totaled $41,000. There were no balances outstanding at December 31, 2007 or at any time during 2008.

NOTE 11 - OTHER BORROWINGS

The Banks carried fixed rate, non-callable advances from the Federal Home Loan Bank of Indianapolis totaling $50.0 million and $44.6 million at December 31, 2008 and 2007. As of December 31, 2008, the rates on the advances ranged from 2.81% to 5.51% with a weighted average rate of 4.41%. Amounts advanced totaling $2.0 million are subject to an option for the FHLB to convert the entire advance to a periodic adjustable rate one year after the date of the advance, and advances totaling $8.0 million are subject to an option for the FHLB to convert the entire advance to a periodic adjustable rate two years after the date of the advance. If the FHLB exercises its option to convert the advance to an adjustable rate, the advance will be pre-payable at the Company's option, at par without a penalty fee.

Advances are primarily collateralized by residential mortgage loans under a blanket security agreement. The unpaid principal balance of the loans pledged as collateral must equal at least 145% of the funds advanced, and was $148.3 million at year-end 2008. Interest payments are made monthly, with principal due annually and at maturity. If principal payments are paid prior to maturity, advances are subject to a prepayment penalties.

Maturities and scheduled principal payments for other borrowings over the next five years as of December 31 are shown below.

In thousands of dollars	2008
Within one year	$18,438
Between one and two years	11,531
Between two and three years	6,033
Between three and four years	2,035
Between four and five years	10,038
More than five years	1,961
Total	$50,036

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Banks are party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of their clients. These financial instruments include commitments to make loans, unused lines of credit, and letters of credit. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Banks follow the same credit policy to make such commitments as is followed for loans and investments recorded in the consolidated financial statements. The Banks' commitments to extend credit are agreements at predetermined terms, as long as the client continues to meet specified criteria, with fixed expiration dates or termination clauses. The following table shows the commitments to make loans and the unused lines of credit available to clients at December 31:

	2008		2007
In thousands of dollars	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate
Commitments to make loans	$9,247	$8,046	$9,260	$7,628
Unused lines of credit	102,621	10,853	100,502	21,245
Standby letters of credit	11,266	-	15,937	-

Commitments to make loans generally expire within thirty to ninety days, while unused lines of credit expire at the maturity date of the individual loans. At December 31, 2008, the rates for amounts in the fixed rate category ranged from 4.75% to 8.13%.

In December 2001, United Bank & Trust entered into a limited partnership agreement to purchase tax credits awarded from the construction, ownership and management of an affordable housing project and a residual interest in the real estate. As of December 31, 2008 and 2007, the total recorded investment including the obligation to make additional future investments amounted to $1,235,000 and $1,365,000 and was included in other assets. As of December 31, 2008 and 2007, the obligation of UBT to the limited partnership amounted to $1,126,000 and

$1,372,000, which was reported in other liabilities. While UBT is a 99% partner, the investment is accounted for on the equity method as UBT is a limited partner and has no control over the operation and management of the partnership or the affordable housing project.

NOTE 13 - FEDERAL INCOME TAX

Income tax expense consists of the following for the years ended December 31:

In thousands of dollars	2008	2007	2006
Current	$756	$2,925	$3,834
Deferred	(2,036)	(1,290)	(414)
Total income tax expense	$(1,280)	$1,635	$3,420

The components of deferred tax assets and liabilities at December 31 are as follows:

In thousands of dollars	2008	2007
Deferred tax assets:
Allowance for loan losses	$6,226	$4,184
Deferred compensation	559	547
Other	407	274
Total deferred tax assets	$7,192	$5,005

	2008	2007
Deferred tax liabilities:
Property and equipment	$(555)	$(403)
Mortgage servicing rights	(603)	(576)
Unrealized appreciation on securities available for sale	(473)	(143)
Other	(1,480)	(1,509)
Total deferred tax liabilities	(3,111)	(2,631)
Net deferred tax asset	$4,081	$2,374

The Company's deferred tax asset is included in the category "Accrued interest receivable and other assets" on the balance sheet. No valuation allowance was considered necessary at December 31, 2008 and 2007. Reconciliation between total federal income tax and the amount computed through the use of the federal statutory tax rate for the years ended is as follows:

In thousands of dollars	2008	2007	2006
Income taxes at statutory rate of 34%	$(447)	$2,454	$4,213
Non-taxable income, net of nondeductible interest expense	(490)	(487)	(479)
Income on non-taxable bank owned life insurance	(165)	(157)	(139)
Affordable housing credit	(188)	(188)	(188)
Other	10	13	13
Total federal income tax	$(1,280)	$1,635	$3,420

NOTE 14 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Banks, including their immediate families and companies in which they are principal owners, are clients of the Banks. Loans to these parties did not, in the opinion of Management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of these loans at December 31, 2007 was $28,022,000. That balance was adjusted to exclude Directors and Officers that were not with the Company at the end of 2008. During 2008, new and newly reportable loans to such related parties amounted to $6,724,000 and repayments amounted to $5,646,000, resulting in a balance at December 31, 2008 of $29,100,000. Related party deposits totaled $7,607,000 and $9,526,000 at December 31, 2008 and 2007.

NOTE 15 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

Banking laws and regulations restrict the amount the Banks can transfer to the Company in the form of cash dividends and loans. At December 31, 2008, $12.1 million of retained earnings of the Banks were available for distribution to the Company as dividends without prior regulatory approval. It is not the intent of Management to pay dividends in amounts that would reduce the capital of the Banks to a level below that which is considered prudent by Management and in accordance with the guidelines of regulatory authorities.

NOTE 16 - EMPLOYEE BENEFIT PLANS

Employee Savings Plan
The Company maintains a 401(k) employee savings plan ("plan") which is available to substantially all employees. Individual employees may make contributions to the plan up to 100% of their compensation up to a maximum of $15,500 for 2008 and 2007 and $15,000 for 2006. The Banks offers discretionary matching of funds for a percentage of the employee contribution, plus an amount based on Company earnings. The expense for the plan for 2008, 2007, and 2006 was $556,000, $486,000 and $974,000.

The plan offers employees the option of purchasing Company stock with the match portion of their 401(k) contribution. Prior to 2008, those shares were issued specifically for that purpose. Beginning in 2008, shares available to employees within the plan are purchased on the open market. On that basis, 4,136 shares in 2007 and 4,386 shares in 2006 of United Bancorp, Inc. common stock were issued to the 401(k) plan for the benefit of plan participants who so elected Company stock for their match.

Director Retainer Stock Plan
The Company maintains a deferred compensation plan designated as the Director Retainer Stock Plan ("Director Plan"). The plan provides eligible directors of the Company and the Banks with a means of deferring payment of retainers and certain fees payable to them for Board service. Under the Director Plan, any retainers or fees elected to be deferred under the plan by an eligible director ultimately will be payable in common stock at the time of payment.

Senior Management Bonus Deferral Stock Plan
The Company maintains a deferred compensation plan designated as the Senior Management Bonus Deferral Stock Plan ("Management Plan"). The Management Plan has essentially the same purposes as the Director Plan discussed above and permits eligible employees of the Company and its affiliates to elect cash bonus deferrals and, after employment termination, to receive payouts in whole or in part in the form of common stock on terms substantially similar to those of the Director Plan.

Stock Options
In 2004, Shareholders approved the Company's 2005 Stock Option Plan (the "2005 Plan"), which became effective January 1, 2005. The plan is a non-qualified stock option plan as defined under Internal Revenue Service regulations. Under the plan, directors and management of the Company and subsidiaries are given the right to purchase stock of the Company at the market price at the time the options are granted. The 2005 Plan replaced the 1999 Stock Option Plan ("the 1999 Plan"), under which no more options are to be granted.

The stock subject to the options is shares of authorized and unissued common stock of the Company. As defined in the 2005 Plan, options representing no more than 385,875 shares (adjusted for stock dividends declared) are to be made available to the plan. The options have a three-year vesting period, and with certain exceptions, expire at the end of ten years, or three years after retirement.

The following table summarizes option activity for the 1999 Plan and the 2005 Plan during 2008:

2008	Options	Weighted Average Exercise Price
Balance, January 1	305,113	$26.22
Options granted	67,800	19.07
Options exercised	-	-
Options forfeited	(19,052)	24.75
Balance, December 31	353,861	$24.93
Options exercisable at year-end	241,762	$26.58
Weighted average fair value of options granted during the year		$2.04

The following table provides information regarding stock options under the 2005 Plan at December 31, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$10.50 to $32.14	353,861	6.36 Years	$24.93	241,762	$ 26.58

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2008	2007	2006
Dividend yield	4.02%	3.26%	2.45%
Expected life	5 years	5 years	5 years
Expected volatility	17.55%	11.61%	10.17%
Risk-free interest rate	2.76%	4.68%	4.36%

The Company has recorded approximately $137,000, $205,000 and $222,000 in compensation expense related to vested stock options less estimated forfeitures for the periods ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008, unrecognized compensation expense related to the stock options totaled $134,000, and is expected to be recognized over three years.

At December 31, 2008, the total options outstanding had no aggregate intrinsic value. Intrinsic value represents the difference between the Company's closing stock price on the last day of trading for 2008 and the exercise price multiplied by the number of in-the-money options assuming all option holders had exercised their stock options on December 31, 2008. No stock options were exercised during 2008, and there was no intrinsic value of options exercised during the year. The intrinsic value of options exercised in 2007 and 2006 was $59,000 and $79,000, respectively.

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial Accounting Standards No. 157, Fair Value Measurements (FAS 157). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Company has applied FAS 157 prospectively as of the beginning of the year. FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

FAS 157 also establishes a fair value hierarchy that emphasizes use of observable inputs and minimizes use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of those instruments under the valuation hierarchy.

Available-for-sale Securities

Level 2 securities include U.S. Treasury and agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities.

Currently, all of the Company's securities are considered to be Level 2 securities.

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheet, as well as the general classification of those instruments under the valuation hierarchy.

Impaired Loans

Loan impairment is reported when scheduled payments under contractual terms are deemed uncollectible. Impaired loans are carried at the present value of estimated future cash flows using the loan's existing rate, or the fair value of collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require increase, such increase is reported as a component of the provision for loan losses. Loan losses are charged against the allowance when Management believes the uncollectability of a loan is confirmed.

During the fourth quarter and all of 2008, certain loans became impaired, while certain loans previously identified as impaired were partially charged-off or re-evaluated. These changes during the fourth quarter of 2008 resulted in a balance for these loans, net of specific allowance, of $16.5 million. Year to date changes resulted in a balance, net of specific allowance, of $17.3 million at December 31, 2008. This valuation would be considered Level 3, consisting of appraisals of underlying collateral and discounted cash flow analysis.

On construction and development loans, the Company uses the loan's effective interest rate to discount future cash flows except for situations when the Company determines that foreclosure is probable. In those cases, the Company uses appraised values and the discount rates contained in the appraisals. Had the Company used appraised values for all identified impaired loans, the resulting balance, net of specific allowance, would have been reduced by $1.175 million from the amounts reflected in the financial statements.

The carrying amounts and estimated fair value of principal financial assets and liabilities were as follows:

As of December 31,	2008		2007
In thousands of dollars	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets
Cash and cash equivalents	$18,472	$18,472	$29,126	$29,126
Securities available for sale	85,093	85,093	85,898	85,898
Loans held for sale	4,988	4,988	5,770	5,770
Net portfolio loans	678,707	683,346	632,224	639,181
Accrued interest receivable	3,492	3,492	4,097	4,097

Financial Liabilities
Total deposits	$(709,549)	$(715,331)	$(671,537)	$(671,804)
Other borrowings	(50,036)	(51,776)	(44,611)	(45,252)
Accrued interest payable	(1,379)	(1,379)	(3,149)	(3,149)

Estimated fair values require subjective judgments and are approximate. The above estimates of fair value are not necessarily representative of amounts that could be realized in actual market transactions, nor of the underlying value of the Company. Changes in the following methodologies and assumptions could significantly affect the estimated fair value:

Cash and cash equivalents, accrued interest receivable and accrued interest payable - Due to the short periods to maturity, the carrying amounts are reasonable estimates of the fair values of these instruments at the respective balance sheet dates.

Securities available for sale - Fair values for securities available for sale are based on quoted market prices, if available. If quoted values are not available, the estimated fair value is determined by using quoted market prices for similar securities.

Net loans - The carrying amount is a reasonable estimate of fair value for personal loans for which rates adjust quarterly or more frequently, and for business and tax exempt loans that are prime related and for which rates adjust immediately or quarterly. The fair value for residential mortgage loans that are held for sale on the secondary market is the price offered by the secondary market purchaser. The fair value of all other loans is estimated by discounting future cash flows using current rates for loans with similar characteristics and maturities. The allowance for loan losses is considered to be a reasonable estimate of discount for credit quality concerns.

Total deposits - With the exception of certificates of deposit, the carrying value is deemed to be the fair value due to the demand nature of the deposits. The fair value of fixed maturity certificates of deposit is estimated by discounting future cash flows using the current rates paid on certificates of deposit with similar maturities.

Short term borrowings - The carrying value is a reasonable approximation of fair value.

Other borrowings - The fair value is estimated by discounting future cash flows using current rates on advances with similar maturities.

Off-balance-sheet financial instruments - Commitments to extend credit, standby letters of credit and undisbursed loans are deemed to have no material fair value as such commitments are generally fulfilled at current market rates.

NOTE 18 - REGULATORY CAPITAL REQUIREMENTS

The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and Banks to maintain minimum ratios of Total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.

The Company and the Banks were categorized as well-capitalized at year end 2008 and 2007 by their regulators. The following table shows the Company's and the Banks' capital ratios and the Company's amounts compared to regulatory requirements at year-end, and the amounts by which the Company's capital, on a consolidated basis, exceeds regulatory requirements. Dollars are shown in thousands of dollars where appropriate.

	Tier I Capital to:		Total Capital
	Average Assets	Risk Weighted Assets	to Risk Weighted Assets
Regulatory Minimum for Capital Adequacy (1)	4.0%	4.0%	8.0%
Regulatory Minimum to be Well Capitalized (2)	5.0%	6.0%	10.0%

As of December 31, 2008
United Bancorp, Inc. (consolidated)	7.9%	9.5%	10.7%
United Bank & Trust	6.7%	8.9%	10.2%
United Bank & Trust - Washtenaw	8.6%	9.2%	10.5%

United Bancorp, Inc. consolidated equity	$65,696	$65,696	$74,487
Regulatory requirement for minimum capital adequacy (1)	33,296	27,744	55,488
Capital in excess of regulatory minimums	$32,400	$37,952	$18,999

As of December 31, 2007
United Bancorp, Inc. (consolidated)	8.7%	10.5%	11.8%
United Bank & Trust	8.0%	10.5%	11.8%
United Bank & Trust - Washtenaw	8.7%	9.4%	10.6%

United Bancorp, Inc. consolidated equity	$69,205	$69,205	$77,462
Regulatory requirement for minimum capital adequacy (1)	31,827	26,306	52,613
Capital in excess of regulatory minimums	$37,378	$42,899	$24,849

(1)	Represents minimum required to be considered adequately capitalized under Federal regulatory requirements
(2)	Represents minimum required to be considered well-capitalized under Federal regulatory prompt corrective action provisions.

NOTE 19 - EARNINGS PER SHARE

A reconciliation of basic and diluted earnings per share follows:

In thousands of dollars, except share data	2008	2007	2006
Net income (loss)	$(36)	$5,582	$8,972

Basic earnings (loss) per share:
Weighted average common shares outstanding	5,061,544	5,190,868	5,246,938
Weighted average contingently issuable shares	59,830	59,743	55,920
	5,121,374	5,250,611	5,302,858
Basic earnings (loss) per share	$(0.01)	$1.06	$1.69
Diluted earnings (loss) per share:
Weighted average common shares outstanding from basic earnings per share	5,121,374	5,250,611	5,302,858
Dilutive effect of stock options	-	-	-
	5,121,374	5,250,611	5,302,858
Diluted earnings (loss) per share	$(0.01)	$1.06	$1.69

Stock options for 340,886, 263,808, and 200,392 shares of common stock were not considered in computing diluted earnings per share for 2008, 2007 and 2006 because they were not dilutive.

NOTE 20 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

In thousands of dollars	2008	2007	2006
Unrealized gains on securities available for sale	$936	$350	$523
Reclassification for realized amount included in income	18	9	12
Other comprehensive income before tax effect	954	341	511
Tax expense	329	116	174
Other comprehensive income	$625	$225	$337

NOTE 21 - PARENT COMPANY ONLY FINANCIAL INFORMATION

The condensed financial information for United Bancorp, Inc. is summarized below.

CONDENSED BALANCE SHEETS	December 31,
In thousands of dollars	2008	2007
Assets
Cash and cash equivalents	$18	$602
Investment in subsidiaries	66,404	69,599
Furniture and equipment	2,571	2,031
Other assets	1,424	1,653
Total Assets	$70,417	$73,885

Liabilities and Shareholders' Equity
Liabilities	$966	$918
Shareholders' equity	69,451	72,967
Total Liabilities and Shareholders' Equity	$70,417	$73,885

CONDENSED STATEMENTS OF INCOME	For the years ended December 31,
In thousands of dollars	2008	2007	2006
Income
Dividends from subsidiaries	$5,480	$9,250	$4,425
Other income	10,273	8,664	7,991
Total Income	15,753	17,914	12,416

Total Noninterest Expense	10,525	8,679	8,418
Income before undistributed net income of subsidiaries and income taxes	5,228	9,235	3,998
Income tax benefit	(87)	(1)	(141)
Net income before undistributed net income of subsidiaries	5,315	9,236	4,139
Equity in undistributed (excess distributed) net income of subsidiaries	(5,351)	(3,654)	4,833
Net Income (Loss)	(36)	5,582	8,972
Net change in unrealized gains on securities available for sale	625	225	337
Other comprehensive income	625	225	337
Comprehensive Income	$589	$5,807	$9,309

CONDENSED STATEMENTS OF CASH FLOWS	For the years ended December 31,
In thousands of dollars	2008	2007	2006
Cash Flows from Operating Activities
Net Income	$(36)	$5,582	$8,972
Adjustments to Reconcile Net Income to Net Cash from Operating Activities
(Undistributed) Excess distributed net income of subsidiaries	5,351	3,654	(4,833)
Stock option expense	137	205	222
Change in other assets	(16)	(104)	(232)
Change in other liabilities	48	(626)	236
Total adjustments	5,520	3,129	(4,607)
Net cash from operating activities	5,484	8,711	4,365

Cash Flows from Investing Activities
Proceeds from sale of securities available for sale	214	-	-
Investments in subsidiaries	(1,500)	(1,000)	(1,500)
Net premises and equipment expenditures	(540)	(243)	233
Net cash from investing activities	(1,826)	(1,243)	(1,267)

Cash Flows from Financing Activities
Proceeds from common stock transactions	133	405	277
Purchase of common stock	(831)	(3,873)	-
Dividends paid	(3,544)	(4,113)	(3,817)
Net cash from financing activities	(4,242)	(7,581)	(3,540)

Net Change in Cash and Cash Equivalents	(584)	(113)	(442)
Cash and cash equivalents at beginning of year	602	715	1,157
Cash and Cash Equivalents at End of Year	$18	$602	$715

NOTE 22 - QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly financial information is summarized below.

In thousands of dollars, except per share data	Full Year	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
2008
Interest Income	47,041	11,516	11,618	11,491	12,416
Interest Expense	17,297	4,174	4,081	4,104	4,938
Net Interest Income	29,744	7,342	7,537	7,387	7,478
Provision for Loan Losses	14,607	8,997	3,300	1,650	660
Net Income (Loss)	(36)	(4,016)	397	1,695	1,888
Basic and Diluted Earnings (Loss) per share	(0.01)	(0.79)	0.08	0.33	0.37

2007
Interest Income	51,634	13,078	13,322	12,881	12,353
Interest Expense	21,873	5,667	5,742	5,402	5,062
Net Interest Income	29,761	7,411	7,580	7,479	7,291
Provision for Loan Losses	8,637	5,801	617	710	1,509
Net Income (Loss)	5,582	(750)	2,338	2,268	1,726
Basic and Diluted Earnings (Loss) per share	1.06	(0.15)	0.45	0.43	0.33

The significant decreases in net income for the fourth quarters of 2008 and 2007 are primarily a result of the additional expense related to the Company's provision for loan losses.

NOTE 23 - SUBSEQUENT EVENTS

On January 16, 2009, the Company sold to the United States Department of the Treasury 20,600 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which will pay cumulative dividends at a rate of 5% for the first five years and 9% thereafter. The Company also issued to Treasury a 10-year Warrant to purchase 311,492 shares of Company common stock at an exercise price of $9.92 per share. The Company will have the right to redeem the preferred stock at any time after three years.

MARKET FOR COMMON STOCK

MARKET FOR COMMON STOCK

The following table shows the high and low bid prices of common stock of the Company for each quarter of 2008 and 2007 as quoted on the OTC Bulletin Board, under the symbol of "UBMI." The prices listed below are OTC Bulletin Board quotations. They reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. They also do not include private transactions not involving brokers or dealers. The Company had 1,251 shareholders of record as of December 31, 2008. The market prices and cash dividends declared per share have been adjusted to reflect a stock dividend paid in 2007.

	2008			2007
	Market Price		Cash dividends	Market Price		Cash dividends
Quarter	High	Low	declared	High	Low	declared
1st	$22.00	$17.55	$0.20	$23.50	$21.88	$0.19
2nd	20.00	14.00	0.20	24.00	21.75	0.20
3rd	14.98	9.20	0.20	22.50	20.20	0.20
4th	12.99	7.55	0.10	22.00	17.00	0.20

The board of directors of the Company declared a dividend of $0.02 per share for the first quarter of 2009 payable February 20, 2009 to shareholders of record February 9. This reflects a decrease from $0.10 per share paid in the fourth quarter of 2008. The board believes that it is in the Company's best interest to preserve capital given the severe financial market conditions in Michigan and the U.S.

Banking laws and regulations restrict the amount the Banks can transfer to the Company in the form of cash dividends and loans. Those restrictions are discussed in Note 15 of the consolidated financial statements, which appear in this report. In addition, the Company is subject to restrictions on the declaration and payment of dividends to common shareholders as a result of its participation in the TARP Capital Purchase Program.

STOCK PERFORMANCE GRAPH

The following chart shows the yearly percentage change in the Company's cumulative total shareholder return on its common stock. The change in stock price is compared in the chart to similar changes in the NASDAQ Bank Index and the Standard & Poor's 500 Stock Index. All prices are adjusted for stock splits and stock dividends. The graph assumes $100 invested on December 31, 2003. The total return assumes reinvestment of dividends.

The NASDAQ Bank Index is a broad-based capitalization-weighted index of domestic and foreign common stocks of banks that are traded on the NASDAQ National Market System as well as the Small Cap Market. The Index contains various types of NASDAQ listed banks and savings institutions and related holding companies, establishments performing functions closely related to banking, such as check cashing agencies, currency exchanges, safe deposit companies and corporations for banking abroad. The index is made up of 493 institutions at December 31, 2008.

Board of Directors of United Bancorp, Inc.

Stephanie H. Boyse - President and Chief Executive Officer, Brazeway, Inc.
James D. Buhr - President, J.D. Buhr & Company, LLC
Joseph D. Butcko - Co-owner, Saline Properties
Robert K. Chapman - President and Chief Executive Officer, United Bancorp, Inc.
John H. Foss - Retired Vice President, Treasurer, and Chief Financial Officer, Tecumseh
                        Products Co.
David S. Hickman - Chairman of the Board, United Bancorp, Inc.
James C. Lawson - General Manager, Avery Oil & Propane
D.J. Martin - President, Martin's Home Center
David E. Maxwell - Retired Executive Vice President, Brazeway, Inc.
Kathryn M. Mohr - Member, Robison, Curphey & O'Connell, LLC

Executive Officers of United Bancorp, Inc.

Robert K. Chapman - President and Chief Executive Officer
Randal J. Rabe - Executive Vice President, Chief Financial Officer, Secretary to the Board
Todd C. Clark - Executive Vice President
Gary D. Haapala - Executive Vice President
Joseph R. Williams - Executive Vice President

A-50

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2009

The undersigned hereby appoints David S. Hickman and Robert K. Chapman, and either of them, with full power of substitution, as Proxies for the undersigned, to attend the Annual Meeting of the Shareholders of United Bancorp, Inc. (the "Company"), to be held at the Downing Center, United Bank & Trust, 209 E. Russell Road, Tecumseh, Michigan on Tuesday, April 28, 2009 at 4:30 p.m., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the undersigned is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees named in Proposal 1 and FOR Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

PROPOSAL 1

To elect three directors constituting Class III of the Board of Directors, to serve for three years until the 2012 Annual Meeting of Shareholders and upon the election and qualification of their successors.

Class III Director Nominees:	Please mark only one box

ROBERT K. CHAPMAN	☐	FOR all nominees

NORMAN G. HERBERT	☐	WITHHELD from all nominees

KATHRYN M. MOHR	☐	FOR, except vote withheld from the following nominees:

PROPOSAL 2
To approve an advisory proposal to approve the Company's executive compensation practices as disclosed on Pages 7 through 19 of the Company's 2009 Proxy Statement.
☐ FOR	☐ AGAINST	☐ ABSTAIN

Witness my hand and seal this _______ day of __________________, 2009.

(Signature)	(Signature)

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

Post Office Box 248 • 205 East Chicago Boulevard • Tecumseh, Michigan 49286 • Phone 517.423.8373 • Fax 517.423.5041 • www.ubat.com